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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               VERTICALNET, INC.
                         (A PENNSYLVANIA CORPORATION),

                              NECX ACQUISITION LLC
                    (A DELAWARE LIMITED LIABILITY COMPANY),

                        NEW ENGLAND CIRCUIT SALES, INC.
                         (A MASSACHUSETTS CORPORATION),

                               NECX EXCHANGE, LLC
                    (A DELAWARE LIMITED LIABILITY COMPANY),

                              NECX EXCHANGE TRUST
                        (A MASSACHUSETTS BUSINESS TRUST)

                                      AND

                             HENRY J. BERTOLON, JR.


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

                               TABLE OF CONTENTS

 Section                                                                          Page
--------                                                                          ----
1.  Definitions.................................................................     1
2.  Sale and Purchase...........................................................    11
    2.1.   Agreement to Sell and Purchase.......................................    11
    2.2.   Purchase Price.......................................................    12
    2.3.   Escrow Account.......................................................    13
    2.4.   Allocation of the Purchase Price.....................................    13
    2.5.   Assumption of Liabilities............................................    13
    2.6.   Consent of Third Parties.............................................    14
3.  Closing.....................................................................    14
    3.1.   Location, Date.......................................................    14
    3.2.   Deliveries...........................................................    14
4.  Representations and Warranties with respect to the Seller Parties...........    16
    4.1.   Corporate Status.....................................................    16
    4.2.   Authorization........................................................    16
    4.3.   Consents and Approvals...............................................    16
    4.4.   Stock Ownership......................................................    17
    4.5.   Financial Statements.................................................    17
    4.6.   Title to Purchased Assets and Related Matters........................    18
    4.7.   Real Property........................................................    18
    4.8.   Certain Personal Property............................................    19
    4.9.   Non-Real Estate Leases...............................................    20
    4.10.  Accounts Receivable..................................................    20
    4.11.  Inventory............................................................    20
    4.12.  Liabilities..........................................................    20
    4.13.  Taxes................................................................    20
    4.14.  Subsidiaries.........................................................    21
    4.15.  Legal Proceedings and Compliance with Law............................    21
    4.16.  Contracts............................................................    21
    4.17.  Insurance............................................................    23
    4.18.  Intellectual Property................................................    23
    4.19.  Software.............................................................    27
    4.20.  Employee Relations...................................................    28
    4.21.  ERISA................................................................    28
    4.22.  Corporate Records....................................................    30
    4.23.  Absence of Certain Changes...........................................    30
    4.24.  Previous Sales; Warranties...........................................    31
    4.25.  Customers and Suppliers..............................................    31
    4.26.  Operation of the Business............................................    31
    4.27.  Finder's Fees........................................................    32
    4.28.  Investment Representations...........................................    32

    4.29.  Additional Information...............................................    33
    4.30   Transactions with Affiliates.........................................    34
    4.31   Accuracy of Information..............................................    34
5.  Representations and Warranties of the Buyer and VERT........................    34
    5.1.   Organizational Status................................................    34
    5.2.   Authorization........................................................    34
    5.3.   Financing............................................................    34
    5.4.   Consents and Approvals...............................................    34
    5.5    Finder's Fees........................................................    35
    5.6    Reports..............................................................    35
    5.7    Accuracy of Information..............................................    35
6.  Covenants of the Seller Parties.............................................    35
    6.1.   Conduct of the Business..............................................    35
    6.2.   Access to Information................................................    37
    6.3.   Satisfaction of Liabilities..........................................    37
    6.4.   No Solicitation......................................................    37
    6.5.   Competition and Confidentiality......................................    38
    6.6.   Transfer of Purchased Assets and Business............................    39
    6.7.   Employees and Business Relations.....................................    39
    6.8    Related Parties......................................................    39
    6.9    Restrictions on Transfer.............................................    39
    6.10   Additional Financial Statements......................................    40
    6.11   Update Disclosure Schedules..........................................    40
7.  Covenants of Buyer and VERT.................................................    40
    7.2.   Bulk Sales...........................................................    40
    7.3    Registration Rights..................................................    40
    7.4    Tax Payment..........................................................    42
8.  Mutual Covenants............................................................    43
    8.1.   Fulfillment of Closing Conditions....................................    43
    8.2.   Employees............................................................    43
    8.3.   Disclosure of Certain Matters........................................    45
    8.4.   Public Announcements.................................................    45
    8.5.   Transfer Taxes.......................................................    45
    8.6.   Confidentiality......................................................    45
    8.7.   Expenses.............................................................    46
    8.8.   Accounts Receivable Insurance........................................    46
    8.9.   Representation and Warranty Insurance................................    46
    8.10.  Lease...............................................................     46
9.  Conditions Precedent to Obligations of the Seller Parties..................     46
    9.2.   Agreements, Conditions and Covenants................................     46
    9.3.   Legality............................................................     47
10. Conditions Precedent to Obligations of the Buyer...........................     47
    10.1.  Representations and Warranties......................................     47
    10.2.  Agreements, Conditions and Covenants................................     47

    10.3.  Legality.............................................................    47
    10.4.  Disclosure Schedules.................................................    47
    10.5.  Seller Required Consents and Approvals...............................    47
    10.6   Third Party Consents.................................................    48
    10.7   Consent of Sumitomo Corporation......................................    48
11. Indemnification.............................................................    48
    11.1.  By the Seller Parties................................................    48
    11.2.  By VERT and the Buyer................................................    49
    11.3.  Procedure for Claims.................................................    49
    11.4   Claims Period........................................................    51
    11.5.  Third Party Claims...................................................    52
    11.6.  Effect of Investigation or Knowledge.................................    52
    11.7.  Indemnification Remedy...............................................    52
12. Termination.................................................................    52
    12.1   Grounds for Termination..............................................    52
    12.2.  Effect of Termination................................................    53
13. General Matters.............................................................    53
    13.1   Contents of Agreement................................................    53
    13.2.  Amendment, Parties in Interest, Assignment, Etc......................    53
    13.3.  Further Assurances...................................................    54
    13.4.  Interpretation.......................................................    54
    13.5.  Counterparts.........................................................    54
    13.6.  Disclosure Schedules.................................................    54
14. Remedies....................................................................    54
15. Notices.....................................................................    54
16. Governing Law...............................................................    55

Schedules
---------

Schedule 2.1(a)              Encumbrances
Schedule 2.1(b)              Excluded Assets
Schedule 2.5                 Unassumed Liabilities
Schedule 4.3                 Consents and Approvals
Schedule 4.5                 Financial Statements
Schedule 4.6                 Title to Purchased Assets and Related Matters
Schedule 4.7                 Real Property
Schedule 4.8                 Certain Personal Property
Schedule 4.9                 Non-Real Estate Leases
Schedule 4.11                Inventory
Schedule 4.12                Liabilities
Schedule 4.13                Taxes
Schedule 4.14                Subsidiaries
Schedule 4.15(a)             Legal Proceedings
Schedule 4.15(b)             Environmental Condition
Schedule 4.15(c)             Environmental Reports
Schedule 4.15(d)             Governmental Permits
Schedule 4.16                Contracts
Schedule 4.17                Insurance
Schedule 4.18(a)(i)          Intellectual Property - Contracts
Schedule 4.18(a)(iii)        Intellectual Property - Restrictions on Employees and
                             Consultants
Schedule 4.18(b)(i)          Intellectual Property - Encumbrances
Schedule 4.18(b)(ii)         Intellectual Property - Assignment of Inventions and Know-how
Schedule 4.18(c)(i)          Intellectual Property - Patents
Schedule 4.18(d)(i)          Intellectual Property - Trademarks
Schedule 4.18(e)(i)          Intellectual Property - Copyrights
Schedule 4.19(a)             Software Products
Schedule 4.19(b)             Software - Components
Schedule 4.19(d)             Software - Source Codes
Schedule 4.19(e)             Software - Year 2000
Schedule 4.19(f)             Electronic Commerce
Schedule 4.19(g)             Non-Competition / Confidentiality / Non-Disclosure
Schedule 4.20                Employee Relations
Schedule 4.21                ERISA
Schedule 4.23                Absence of Certain Changes
Schedule 4.25                Customers and Suppliers
Schedule 4.26                Operation of the Business
Schedule 4.29                Additional Information
Schedule 4.30                Transactions with Affiliates
Schedule 10.6                Third Party Consents

Exhibits
------------
Exhibit A  -  Bill of Sale, Assignment and Assumption Agreement
Exhibit B  -  Escrow Agreement
Exhibit C  -  Escrow Note
Exhibit D  -  Fixed Note
Exhibit E  -  Floating Note
Exhibit F  -  Marshall Employment Agreement
Exhibit G  -  Secondment Agreement
Exhibit H  -  Summary of Lease Term


                           ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT is made as of the 16th day of November 1999, by and among NECX EXCHANGE TRUST, a Massachusetts business trust (the "Trust"), NECX EXCHANGE, LLC, a Delaware limited liability company and the sole owner of all of the outstanding beneficial interests of the Trust ("NECX" and together with the Trust, the "Seller" or the "Company"), NEW ENGLAND CIRCUIT SALES, INC., a Massachusetts corporation and the sole owner of the membership interests of NECX (the "Parent Company"), HENRY J. BERTOLON, JR., an individual and the sole stockholder of the Parent Company ("Bertolon" and together with the Trust, NECX and the Parent Company, the "Seller Parties"), VERTICALNET, INC., a Pennsylvania corporation ("VERT") and NECX ACQUISITION LLC, a Delaware limited liability company (the "Buyer," and together with VERT and the Seller Parties, the "Parties"). Certain other terms are used herein as defined below in SECTION 1 or elsewhere in this Agreement.

                                  BACKGROUND

     NECX is the sole owner of all of the outstanding beneficial interests of the Trust. The Parent Company owns all of the issued and outstanding membership interests of NECX. Bertolon owns all of the issued and outstanding shares of the capital stock of the Parent Company. Prior to execution of this Agreement, NECX transferred all of its interest in and to the Business to the Trust. The Trust owns and operates the Business (defined below).

     This Agreement sets forth the terms and conditions upon which the Buyer is purchasing the Purchased Assets (defined below) and assuming the Assumed Liabilities (defined below) from the Seller and the Seller is selling the Purchased Assets and transferring the Assumed Liabilities to the Buyer.

                                  WITNESSETH

     NOW, THEREFORE, the Parties, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:

1.  Definitions.

     For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

     "AA" is defined in SECTION 6.10.

     "Accounts Receivable" means, as of any date, any trade accounts receivable, notes receivable, bid, performance, lease, utility or other deposits, employee advances and other miscellaneous receivables of the Business.

     "Acquisition Proposal" means, with regard to the Seller or the Parent Company, a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination, purchase or sale of an equity interest or purchase or sale of all or substantially all of the Seller, the Parent Company, the Business or the Seller's assets.

     "Affiliates" means, with respect to a particular Party, Persons or entities controlling, controlled by or under common control with that Party, as well as any officers and their nuclear family members, directors and their nuclear family members, and majority-owned entities of that Party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of any of the voting stock or other equity interest shall be deemed to constitute control.

     "Agreement" means this Agreement, the Exhibits and the Disclosure Schedules hereto.

     "Assumed Liabilities" is defined in SECTION 2.5(A).

     "Bertolon" is defined above in the preamble.

     "Balance Sheet" is defined in SECTION 4.5.

     "Balance Sheet Date" is defined in SECTION 4.5.

     "Benefit Plan" means (x) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by the Seller or to which the Seller contributes or for which the Seller otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, and (y) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by the Seller or to which the Seller contributes or for which the Seller otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, including, without limitation, employment agreements, severance policies or agreements, executive compensation arrangements, incentive arrangements, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, workers' compensation, bonus plans, stock option, stock grant or stock purchase plans, medical insurance, life insurance, tuition reimbursement programs or scholarship programs, any plans subject to section 125 of the Code, and any plans providing benefits or payments in the event of a change of ownership or control.

     "Bertolon Notes" means the (i) promissory note dated as of December 20, 1994 in the principal amount of $4,000,000, (ii) promissory note dated as of August 11, 1998 in the principal amount of $2,000,000, (iii) promissory note dated January 8, 1999 in the principal amount of $1,000,000 and (iv) promissory note dated February 24, 1999 in the principal amount of $3,000,000, each payable by the Seller to Bertolon.

     "Bill of Sale, Assignment and Assumption Agreement" means a bill of sale, assignment and assumption agreement by and between the Seller, the Parent Company and the Buyer in substantially the same form as EXHIBIT A.

     "Building Leases" means the leases for (i) 4 Technology Drive, Peabody, Massachusetts and (ii) 2 Corporation Way, Peabody, Massachusetts.

     "Business" means the entire business, operations, facilities and Assets of the Seller.

     "Business Day" means a day other than a Saturday or Sunday, or a day on which the banking institutions of the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

     "Buyer" is defined above in the preamble.

     "Charter Documents" means a Person's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

     "Closing" is defined in SECTION 3.1.

     "Closing Balance Sheet" is defined in SECTION 6.10.

     "Closing Certificates" means the certificates to be delivered by the Seller at the Closing under SECTION 3.2 and any other provisions hereof.

     "Closing Date" is defined in SECTION 3.1.

     "Closing Payment" is defined in SECTION 2.2(A).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the Common Stock of VERT, $0.01 par value per share.

     "Component" means any software, Software Product, Custom Software, Hardware, Database or Embedded Control.

     "Confidential Information" means any confidential information or Trade Secrets of the Seller, including personnel information, advertising and marketing plans or systems, distribution and sales methods or systems, sales and profit figures, customer and client lists, customer, client and supplier information and any relationships with dealers, distributors, wholesalers, customers, clients, suppliers and any other Persons who have, or have had, business dealings with the Business.

     "Contract" means any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under any applicable Law.

     "Copyrights" means any copyrights in both published and unpublished works.

     "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable Law.

     "Custom Software" means any computer software that has been developed or designed for use in the Business.

     "Database" means any data and other information recorded, stored, transmitted and retrieved in electronic form by a System or any Component, whether located on any Components of a System or archived in storage media of a type employed or used in conjunction with any Component or System.

     "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

     "Designated Employee" is defined in SECTION 8.2.

     "Disclosure Schedule" means any of the Schedules hereto containing information relating to the Company pursuant to SECTION 4 and other provisions hereof that has been provided to the Buyer on the date hereof.

     "Embedded Control" means any microprocessor, microcontroller, smart instrumentation or other sensor, driver, monitor, robotic or other device containing a semiconductor, memory circuit, BIOS, PROM or other microchip, all as the same is used in the operation of the Business.

     "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     "Environmental Condition" is defined in SECTION 4.15(B).

     "Environmental Law" means all Laws and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a Party may be held liable for the Release or discharge of any Hazardous Substance into the environment.

     "Environmental Liability" means any liability, known or unknown, relating to or arising out of an Environmental Condition.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

     "ERISA Affiliate" means any person that, together with the Seller, is or was, during the applicable statute of limitations period, at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Seller is or has been, during the applicable statute of limitations period, a general partner. For purposes of Section 4.21, the term "Seller" includes any ERISA Affiliate.

     "Escrow Agent" means an Escrow Agent mutually acceptable to VERT and the Seller.

     "Escrow Agreement" means the escrow agreement by and among the Seller, the Buyer and the Escrow Agent in the form of EXHIBIT B.

     "Escrow Note" means the Promissory Note in the principal amount of $10,500,000 payable by VERT to the Trust in the form of EXHIBIT C.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" is defined in Section 2.1(b).

     "Fixed Note" means the Promissory Note in the principal amount of $34,500,000 payable by VERT to the Trust in the form of EXHIBIT D.

     "Floating Note" means the Promissory Note in the initial principal amount of $25,000,000 payable by VERT to the Trust in the form of EXHIBIT E.

     "GAAP" means generally accepted US accounting principles.

     "Governmental Permits" means any governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

     "Hardware" means any mainframe, midrange computer, personal computer, notebook or laptop computer, server, switch, printer, modem, driver, peripheral or any component of any of the foregoing, all as the same is used in the operation of the Business.

     "Hazardous Substances" means any toxic, carcinogenic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (a) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. " 9601 et seq., (b) any "extremely hazardous substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. " 11001 et seq., (c) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. " 6901 et seq., (d) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. " 1251 et seq., as any of such laws in clauses
(a) through (d) as amended, and (e) any regulated substance or waste under any Laws or Court Orders that have been or will be enacted, promulgated or issued by any federal, state or local governmental authorities concerning protection of the environment.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property" means any Copyrights and registrations or applications for registration of Copyrights in any jurisdiction, and any renewals or extensions thereof, Patents, Trademarks, technology rights and licenses, Trade Secrets, franchises, inventions, discoveries, know-how, formulae, specifications and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction and any other intellectual property used by the Company.

     "Inventory" means all inventory of the Company, including raw materials, supplies, packaging supplies, work in process and finished goods.

     "KPMG" is defined in SECTION 7.4.

     "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental or quasi-governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health and welfare, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, retirement, wage and hour, and price and wage control matters.

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

     "Litigation" means any lawsuit, action, arbitration, administrative, quasi-administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

     "Marshall Employment Agreement" means the Employment Agreement between the Buyer and Lauriston B. Marshall in the form of EXHIBIT F.

     "Material Adverse Effect" means a material adverse effect on the Business, including the Purchased Assets, financial condition or results of operations. A Material Adverse Effect shall not include any Material Adverse Effect resulting from the announcement of the Transactions or general economic conditions.

     "Minor Contract" means any Contract that is terminable by a party on not more than 30 days' notice without any Liability and any Contract under which the obligation of a party (fulfilled and to be fulfilled) involves an amount of less than $25,000; provided, however, that Minor Contracts shall not include purchase and sale contracts relating to the trading activities of the Business entered into in the ordinary course of business.

     "NECX" is defined in the preamble.

     "Non-Assignable Contract" is defined in SECTION 2.6.

     "Non-Competition Period" is defined in SECTION 6.5.

     "Non-Real Estate Leases" is defined in SECTION 4.9.

     "Notes" means the Escrow Note, the Fixed Note and the Floating Note.

     "Off-the-Shelf-Software" is defined in SECTION 4.18(A)(I).

     "Offset Dispute Notice" is defined in SECTION 7.4.

     "Offset Notice" is defined in SECTION 7.4.

     "Offset Shares" is defined in SECTION 7.4.

     "Offset Taxes" is defined in SECTION 7.4.

     "Ordinary course" or "ordinary course of business" means the ordinary course of business for the Business that is consistent with past practices.

     "Other Real Estate Leases" is defined in SECTION 4.7.

     "Parent Company" is defined above in the preamble.

     "Parties" is defined above in the preamble.

     "Party" is defined above in the preamble.

     "Patents" means any patents together with any extensions, reexaminations and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom.

     "Person" means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

     "Prime Rate" means the prime lending rate as announced from time to time in The Wall Street Journal.

     "Purchased Assets" is defined in SECTION 2.1(A).

     "Real Property" is defined in SECTION 4.7.

     "Release" means any release, spill, emission, leaching, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

  "Secondment Agreement" means the Secondment Agreement by and between NECX, the Buyer and the Trust in substantially the same form as Exhibit G.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller" is defined above in the preamble.

     "Seller Parties" is defined above in the preamble.

     "Seller Representatives" means any investment advisors, accountants, counsel, agents or other Persons who may act on behalf of the Seller.

     "Seller Required Consents" is defined in SECTION 4.3.

     "Seller's knowledge" or "knowledge of the Seller" means the actual knowledge of Bertolon, Lauriston B. Marshall or Bruce Haskin.

     "Shares" means (i) those shares of Common Stock that are payable upon the maturity of the Notes and (ii) the Offset Shares.

     "Software Products" means any computer software products sold, distributed or marketed by the Seller, and all computer operating, security or programming software, that is owned by or licensed to the Seller or used, in whole or in part, directly or indirectly, or has been developed or designed for or is in the process of being developed or designed for use, in whole or in part, directly or indirectly, in the conduct of the Business of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-Business usage (e.g., telephone call processing, etc.), and any and all documentation and object and source codes related thereto, all as used in the operation of the Business. "Software Products" does not include any Off-the-Shelf Software.

     "System" means any combination of any software, Software Product, Custom Software, Hardware, Database or Embedded Control.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

     "Termination Date" is defined in SECTION 3.1.

     "Trade Secrets" means any know-how, trade secrets, customer lists, software, know-how and other technical information, data, process technology, plans, drawings (including engineering and auto-cad drawings), innovations, designs, ideas, proprietary information and blue prints, owned, used or licensed either directly or indirectly (as licensor or licensee) by the Seller and used in the operation of the Business, except for any such item that is generally available to the public.

     "Trademarks" means any registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks, brand names, certification marks, trade dress, goodwill associated with the foregoing and registrations in any jurisdictions of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application used by the Seller in the operation of the Business.

     "Transaction Documents" means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Escrow Agreement, the Notes, the Secondment Agreement and the Marshall Employment Agreement.

     "Transactions" means the purchase and sale of the Purchased Assets at the Closing and the other transactions contemplated by the Transaction Documents.

     "US" means the United States of America.

     "VERT" is defined in the preamble.

     "Welfare Plan" is defined in SECTION 4.21(G).

     "Year 2000 Compliant" means:

          (a) As applied to any Component or product, that each such Component or product: (i) is designed (or has been modified) to be used prior to and after January 1, 2000; (ii) will operate without error arising from the creation, recognition, acceptance, calculation, display, storage, retrieval, accessing, comparison, sorting, manipulation, processing or other use of dates or date-based, date-dependent or date-related data, including century recognition, day-of-the-week recognition, leap years, date values and interfaces of date functionalities; and (iii) will not be adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century.

          (b) As applied to any System, that: (i) each Component of such System is designed (or has been modified) in conformance with the criteria set forth in subparagraph (a), above; (ii) the design architectures and functionalities embodying, reflecting or affecting the criteria set forth in subparagraph (a), above, of all Components of such System (or the methods used to modify them) are compatible and, when operated in, on or in conjunction with any other Component of such System, will not cause such System or any of its Components to fail to satisfy the criteria set forth in subparagraph (a), above.

          (c) As applied to the Company, that: (i) each information system and infrastructure system that is material to its Business conforms to the criteria set forth in subparagraphs (a) and (b) above; (ii) to the Seller's knowledge, except as set forth on SCHEDULE 1, no information system or infrastructure system that is material to the Business receives data from or communications with any Component or System external to itself (whether or not such external Component or System is the Company's or any third party's) that does not conform to the criteria set forth in subparagraphs (a) and (b) above; and (iii) each customer, supplier, vendor or other entity: (A) with which the Company has a material contractual relationship, or (B) whose non-performance of any obligation or duty to the Company could have a Material Adverse Effect is Year 2000 Compliant as defined in this subparagraph (c).

     "Year 2000 Problem" means any actual or potential failure of the Company or any of its Systems, Components or products to be Year 2000 Compliant.

2.  Sale and Purchase.

  2.1.  Agreement to Sell and Purchase.

          (a) At the Closing, the Seller shall grant, sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, all right, title and interest of the Seller in and to all of the assets, properties, and rights of every kind, and description, real, personal and mixed, tangible and intangible wherever situated constituting or used in the Business on the Closing Date other than the Excluded Assets (the "Purchased Assets"), free and clear of all Encumbrances except for those set forth on SCHEDULE 2.1(A), but including the following:

          (i)    all Accounts Receivable;

          (ii)   all Inventory;

          (iii) all furniture, fixtures, automobiles, leasehold improvements, tooling, machinery and equipment;

          (iv) all customer records, including principal contacts, addresses and telephone numbers, purchasing history, equipment demographics, payment information and any other information;

          (v) all records with respect to suppliers, employees and other aspects of the Business;

          (vi)   all Patents;

          (vii)  all Trade Secrets;

          (viii) all Copyrights;

          (ix)   all manufacturing, warehouse and office supplies;

          (x) all Software Products, Off-the-Shelf Software and Custom Software (including documentation and related object and source codes);

          (xi)   all Trademarks;

          (xii) all rights under the Building Leases, the Other Real Estate Leases and the Non-Real Estate Leases, and any easements, deposits or other rights pertaining thereto;

          (xiii) all rights under any Governmental Permits;

          (xiv)  all rights related to any prepaid expenses;

          (xv)   all the assets of the Seller as set forth on the Balance Sheet;

          (xvi) all equity interests owned by the Seller in any entity, including the ownership of equity in the entities set forth on
                 SCHEDULE 4.14;

          (xvii) all rights under any insurance contracts; and

         (xviii) all rights under any Contracts except to the extent specified in SECTION 2.5.

          (b) Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the "Excluded Assets"):

               (i) cash in an amount not to exceed $4,142,778;

               (ii) the corporate seals, Charter Documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of the Seller;

               (iii) the rights that accrue or will accrue to the Seller under this Agreement; or

               (iv) the Excluded Assets specified on SCHEDULE 2.1(B).

     2.2.  Purchase Price.

          In addition to the assumption of the Assumed Liabilities, the aggregate price to be paid by the Buyer to the Trust for the purchase of the Purchased Assets shall be $80 million (the "Purchase Price"). The Buyer shall pay the Purchase Price at Closing as follows:

        (a) the Buyer shall pay to the Trust $10,000,000 (the "Closing Payment") by a wire transfer of immediately available funds, in accordance with written instructions provided by the Trust to the Buyer prior to the

     Closing Date, net of the reductions specified in SECTION 2.2(E);

        (b) the Buyer shall deliver the Escrow Note to the Escrow Agent in accordance with the Escrow Agreement. Such consideration delivered to the Escrow Agent, together with any investment proceeds thereon and any distributions with respect thereto as provided in the Escrow Agreement, are referred to collectively herein as the "Escrow Funds;"

        (c) the Buyer shall deliver the Floating Note and the Fixed Note to the Trust; and

        (d) the Buyer shall pay to Bertolon, on behalf of the Trust, the principal and accrued interest outstanding under the Bertolon Notes. In the event the Buyer does not pay in full the indebtedness for borrowed money assumed from the Seller, the Buyer shall use its best efforts to make the holder of such indebtedness to waive any subordination provisions that would otherwise limit the payment of the Bertolon Notes.

     2.3. Escrow Account. At the Closing Date, the Seller and the Buyer shall enter into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Funds for possible claims against the Seller under SECTION 11 hereof.

     2.4. Allocation of the Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in accordance with the respective fair market values of the Inventory and other Purchased Assets pursuant to an allocation schedule prepared by the Buyer after the Closing in accordance with
Section 1060 of the Code and the regulations adopted thereunder. Although the Parties agree that no portion of the Purchase Price will be allocated to the covenant contained in SECTION 6.5 hereof, the allocation of the Purchase Price set forth herein is for tax purposes only and shall not in any way affect the enforceability of the covenant contained in SECTION 6.5. Neither the Seller nor the Buyer will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this SECTION 2.4, and the Seller and the Buyer shall file Form 8594 with the US Internal Revenue Service in a manner consistent with this allocation.

     2.5.  Assumption of Liabilities.

        (a) At the Closing, the Buyer shall assume and agree to pay, discharge or perform, as appropriate, all Liabilities of the Trust (the "Assumed Liabilities"), regardless of when made or asserted, except for those Liabilities set forth on SCHEDULE 2.5 (A) (the "Unassumed Liabilities").

          (b) Notwithstanding paragraph (a) above or any other provision of this Agreement, the Buyer is not assuming under this Agreement or any other Transaction Document any Liability identified on SCHEDULE 2.5(A).

     2.6.  Consent of Third Parties.    Nothing in this Agreement shall be
construed as an attempt by the Company to assign to the Buyer pursuant to this Agreement any Contract, permit, franchise, claim or asset included in the Purchased Assets that is by its terms or by law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to the Company would not by law pass to the Buyer as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract").
To the extent that any Seller Required Consent in respect of, or a novation of, a Non-Assignable Contract which is a contract listed on SCHEDULE 4.3 (a "Material Non-Assignable Contract") shall not have been obtained on or before the Closing Date, the Buyer may elect to proceed with the Closing, in which case, the Company shall continue to use reasonable efforts to obtain any such Seller Required Consent or novation in respect of such Material Non-Assignable Contract after the Closing Date until such time as it shall have been obtained, and the Company shall cooperate with the Buyer in any economically feasible arrangement to provide that the Buyer shall receive the interest of the Company in the benefits under such Non-Assignable Material Contract, including performance by the Company as agent if economically feasible, provided that the Buyer shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Material Contract to the extent that the Buyer would have been responsible therefor if such consent or approval had been obtained. The Company shall pay and discharge, and shall indemnify and hold harmless the Buyer and its Affiliates from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such Seller Required Consent in respect of such Material Non-Assignable Contract whether before or after the Closing Date. Nothing contained in this SECTION 2.6 or elsewhere in this Agreement shall be deemed a waiver by the Buyer of its right to have received on the Closing Date an effective assignment of all of the Purchased Assets or of the covenant of the Company to obtain all of the Seller Required Consents in respect of such Material Non-Assignable Contract, nor shall this SECTION 2.6 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Purchased Assets any Contracts as to which a Seller Required Consent may be necessary.

3.  Closing.

     3.1.  Location, Date.    The closing for the Transactions (the "Closing")
shall be held at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, Pennsylvania, at 10:00 a.m. (local time) as promptly as practicable (and in any event within three Business Days) after the date on which there has been a satisfaction or waiver of the conditions to the consummation of the Transactions set forth in SECTIONS 9 and 10, but in any event not later than December 31, 1999 (the "Termination Date"), unless the Parties agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the "Closing Date."

     3.2.  Deliveries.    At the Closing, subject to the terms and conditions
contained herein:

     (a) The Seller Parties shall deliver to the Buyer the following items:

         (i) an executed copy of each Transaction Document to which they are each a party;

         (ii) a certificate of the Trustee of the Trust to the effect set forth in SECTIONS 10.1 and 10.2, and each such certificate shall be deemed a representation of the related parties for the purposes of SECTION 11;

         (iii) executed releases of any Encumbrance identified on SCHEDULE 4.6 in forms satisfactory to the Buyer in its sole discretion;

         (iv) all Seller Required Consents (or in lieu thereof waivers). Such Seller Required Consents (or in lieu thereof, waivers) shall (A) be in a form and substance reasonably satisfactory to the Buyer, (B) not be subject to the satisfaction of any condition that has not been satisfied or waived and (C) be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof, waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect the Buyer, the Purchased Assets, the Assumed Liabilities or the Business; and

         (v) such other instruments and documents of conveyance and transfer, in form reasonably satisfactory to the Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, the Buyer all of the Company's right, title and interest in and to the Purchased Assets. Simultaneously with such deliveries, all such steps will be taken by the Company as may be required to put the Buyer in actual possession and operating control of the Purchased Assets.

     (b) The Buyer shall deliver to the Seller Parties:

         (i) an executed copy of each Transaction Document to which it is a party;

         (ii) a certificate of an executive officer of the Buyer to the effect set forth in SECTIONS 9.1 and 9.2 with respect to the Buyer, and each such certificate shall be deemed a representation of the related parties for the purposes of SECTION 11.

     (c) Buyer shall deliver the Purchase Price to the Trust and the Escrow Funds to the Escrow Agent in accordance with SECTION 2.2(B) (as adjusted pursuant to SECTION 2.2(C)).

     (d) The Parties shall also deliver to each other the respective agreements, legal opinions and other documents and instruments in addition to good standing certificates, certified resolutions, cross receipts and such other items as may be reasonably requested.

4.  Representations and Warranties with respect to the Seller Parties.

     The Seller Parties, jointly and severally, hereby represent and warrant to the Buyer as follows:

     4.1.  Corporate Status.    The Trust is a business trust duly created,
validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is qualified to do business as a foreign entity in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. NECX is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of the Seller that have been delivered to the Buyer as of the date hereof are effective under applicable Laws and are current, correct and complete.

     4.2.  Authorization.    The Seller has the requisite power and authority to
(a) own the Purchased Assets, (b) carry on the Business, (c) execute and deliver the Transaction Documents to which it is or will be a party, and (d) perform the Transactions performed or to be performed by the Seller that Seller is or will be a party thereto. Such execution, delivery and performance by the Trust has been duly authorized by all necessary trust action. Each of NECX and the Parent Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform the Transactions performed or to be performed by the Parent Company or NECX. Each Transaction Document executed and delivered by a Seller Party has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to applicable laws of bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally.

     4.3.  Consents and Approvals.    Except for any filings, consents or
approvals (including any consent of landlords, mortgagees or equipment lessors) specified in SCHEDULE 4.3 (collectively the "Seller Required Consents"), neither the execution and delivery by the Seller of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by the Seller, require any filing, consent, renegotiation or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which the Seller is subject, (b) the Charter Documents or bylaws of the Seller or (c) any Contract (other than a Minor Contract), Governmental Permit or other document to which the Seller is a party or by which the Business, Purchased Assets or other assets of the Seller may be bound. The transfer of leasehold interests will not trigger any requirement that a new certificate of occupancy or like recertifications be obtained.

     4.4.  Stock Ownership.    NECX is the record and beneficial owner of all of
the issued and outstanding beneficial interests of the Trust. The Parent Company is the record and beneficial owner of all of the issued and outstanding membership interests of NECX.

     4.5.  Financial Statements.

          (a) The Seller has delivered to Buyer correct and complete copies of unaudited monthly financial statements of the Business consisting of the balance sheet of the Business as of the end of each month for January 1999 through September 1999 and the related statements of income and cash flows for the months then ended. All such financial statements are referred to herein collectively as the "Unaudited Financial Statements." Complete and correct copies of the Unaudited Financial Statements are attached hereto as SCHEDULE 4.5(A). The Unaudited Financial Statements are consistent in all material respects with the books and records of NECX, and there have not been or will not be any material transactions that have not been recorded in the accounting records underlying such Unaudited Financial Statements that are required to be reflected thereon under GAAP. The balance sheets included in the Unaudited Financial Statements (a) present accurately the financial condition of NECX, and the Purchased Assets and, to the Seller's knowledge, any Assumed Liabilities which are required to be reflected on the balance sheets in accordance with GAAP, as of the dates thereof and (b) do not include any assets that are not intended to constitute part of the Business or the Purchased Assets after giving effect to the Transactions (other than the Excluded Assets). The income statements included in the Unaudited Financial Statements present, accurately the results of operation of the Business for the periods indicated thereon. The income statements included in the Unaudited Financial Statements do not reflect any operations that are not intended to constitute part of the Business or the Purchased Assets after giving effect to the Transactions, and such statements reflect all costs that historically have been incurred by the Business (other than Unassumed Liabilities) that are required to be reflected thereon under GAAP. To the Seller's knowledge, there are no Liabilities arising out of, relating to or connected with the Business that are required to be reflected on the Unaudited Financial Statements in accordance with GAAP except (a) as set forth or reflected on the Unaudited Financial Statements, (b) for items disclosed in the Disclosure Schedules to this Agreement, (c) for purchase contracts and orders for Inventory in the normal course of the Business, (d) for Liabilities incurred since the Balance Sheet Date and not in violation of this Agreement in the ordinary course of the Business consistent with past practice and (e) Liabilities pursuant to this Agreement. The Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position and Assets and Liabilities of the Business as of the dates thereof, and the results of its operations for the periods then ended, subject to normal recurring year-end adjustments and the absence of notes. The balance sheet of NECX as of September 30, 1999 that is included in the Unaudited Financial Statements is referred to herein as the "Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date."

          (b) The Seller has delivered to Buyer correct and complete copies of audited financial statements of the Parent Company consisting of the balance sheet of the Parent Company as of December 31, 1997 and 1998 and the related statements of income and cash flows for the years then ended, each of which includes the assets, Liabilities and results of operations of the Business. All such financial statements are referred to herein collectively as the "Audited Financial Statements." Complete and correct copies of the Audited Financial Statements are attached hereto as
SCHEDULE 4.5(B). The Audited Financial Statements are consistent in all material respects with the books and records of the Parent Company, and there have not been or will not be any material transactions that have not been recorded in the accounting records underlying such Audited Financial Statements that are required to be reflected thereon under GAAP. The balance sheets included in the Audited Financial Statements (a) present accurately the financial condition of the Parent Company, as of the dates thereof. The income statements included in the Audited Financial Statements present, accurately the results of operation of the Parent Company for the periods indicated thereon. To the Seller's knowledge, there are no Liabilities (relating to the Business) arising out of, relating to or connected with the Parent Company that are required to be reflected on the Audited Financial Statements in accordance with GAAP except (a) as set forth or reflected on the Audited Financial Statements, (b) for items disclosed in the Disclosure Schedules to this Agreement, (c) for purchase contracts and orders for Inventory in the normal course of the business, (d) for Liabilities incurred since the Balance Sheet Date and not in violation of this Agreement in the ordinary course of the Business consistent with past practice and (e) Liabilities pursuant to this Agreement. The Audited Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position and Assets and Liabilities of the Parent Company (which includes the assets, Liabilities and results of operations of the Business) as of the dates thereof, and the results of its operations for the periods then ended.

     4.6.  Title to Purchased Assets and Related Matters.    The Seller has good
and marketable title to, valid leasehold interests in or valid licenses to use, all of the Purchased Assets, free from any Encumbrances except those specified in SCHEDULE 4.6. The use of the Purchased Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and, to the knowledge of Seller, such use does not encroach on the property or rights of any Person. All Real Property and tangible personal property (other than Inventory) included in the Purchased Assets are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted, and are free from any known defects. The Purchased Assets constitute all of the assets and services required for the continued operation of the Business by the Buyer as operated by the Seller during the past 12 months. The Purchased Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past 12 months (except for Inventory sold, cash disposed of, Accounts Receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior assets, in each case in the ordinary course of business and the Excluded Assets). Except for the Excluded Assets, there are no assets or properties used in the operation of the Business that are owned by any Person other than the Seller that will not be licensed or leased to the Buyer under valid, current license arrangements or leases.

     4.7.  Real Property.    SCHEDULE 4.7 accurately describes all real estate
used in the operation of the Business as well as any other real estate possessed or leased by the Seller (collectively, the

"Real Property"), and lists any leases other than the Building Leases under which any such Real Property is possessed (the "Real Estate Leases"). Except as set forth on SCHEDULE 4.7, neither the Seller nor any Affiliate thereof has any ownership interest in any real property used in the Business. SCHEDULE 4.7 also accurately describes any other real estate previously owned, leased or otherwise operated by the Seller or any predecessor thereof during the last five years and the time periods of any such ownership, lease or operation. All of the Real Property (a) is usable in the ordinary course of business and is in good operating condition and repair and (b) conforms in all material respects and, in any event, to the extent necessary to allow the lawful operation of the Business, with any applicable Laws relating to its construction, use and operation. The Real Property and the Seller's use thereof complies with applicable zoning Laws. The Seller, or the landlord of any Real Property leased by the Seller, has obtained all licenses and rights-of-way from governmental entities or private parties that are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property. Each Real Estate Lease is in full force and effect and has not been assigned, modified, supplemented or amended and, to the Seller's knowledge, neither landlord nor tenant under any such lease is in default under any such lease, and no circumstance or set of facts exist which, with the giving of notice or passage of time, or both, would permit landlord or tenant to terminate any such lease. The Seller is current on all payments relating to the Real Estate Leases including, without limitation, rent, utilities, taxes and insurance. The Seller has not subleased, licensed or in any manner underlet any portion of real property subject to a Real Estate Lease. The Seller has good and marketable leasehold title to each Real Estate Lease, free of all Encumbrances, insurable as such at regular rates by any reputable title insurer selected by the Buyer. All leasehold interests of the Seller are evidenced of record in accordance with the requirements of applicable Law by the filing or recording, as appropriate, of a notice of lease, short form lease or memorandum of lease in respect of such leasehold interest.

     4.8.  Certain Personal Property.    SCHEDULE 4.8 is a complete schedule of
all fixed assets, describing all items of tangible personal property that were included in the Balance Sheet at a carrying value of at least $1,000. Except as specified in SCHEDULE 4.8, since the Balance Sheet Date, the Seller has not acquired any items of tangible personal property that have a carrying value in excess of $50,000. All of such personal property included in SCHEDULE 4.8 is, and any such personal property acquired after the date hereof in accordance with
SECTION 6.1 will be, usable in the ordinary course of business, and conforms and will conform in all material respects with any applicable Laws relating to its construction, use and operation. Except for those items subject to the Non-Real Estate Leases, no Person other than the Seller owns any vehicles, equipment or other tangible assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business. The Purchased Assets are suitable for the purposes for which such assets are currently used or are held for use, and are in good working condition, subject to normal wear and tear, and, to the Seller's knowledge, there are no facts or conditions affecting the Purchased Assets that could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as used, occupied or operated for the 12 months preceding the date hereof or their adequacy for such use.

     4.9.  Non-Real Estate Leases.    SCHEDULE 4.9 lists all assets and property
used in the Business (other than Real Property) that are possessed by the Seller under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $50,000 (each, an "Immaterial Lease"). SCHEDULE 4.9 also lists the leases under which such assets and property listed in SCHEDULE 4.9 are possessed. All of such leases (excluding Immaterial Leases) are referred to herein as the "Non-Real Estate Leases."

     4.10.  Accounts Receivable.    The Accounts Receivable included in the
Purchased Assets are bona fide Accounts Receivable created in the ordinary course of business. All of the Accounts Receivable included in the Purchased Assets are collectible within 120 days from the Closing Date. The Seller does not know of any facts or circumstances (other than general economic conditions) that are likely to result in any increase in the uncollectability of such Accounts Receivable.

     4.11.  Inventory.    The Inventory reported on the Seller's books and
records properly values the Inventory in accordance with GAAP. The Inventory is recorded on the Seller's books and records at the net realizable value set forth on the balance sheet attached on SCHEDULE 4.11.

     4.12.  Liabilities.    The Seller does not have any Liabilities required to
be disclosed in accordance with GAAP, other than (a) Liabilities specified on
SCHEDULE 4.12, (b) Liabilities specified in the Balance Sheet (except as heretofore paid or discharged) or (c) Liabilities incurred in the ordinary course since the Balance Sheet Date that, individually or in the aggregate, are not material to the Business.

     4.13.  Taxes.    Except as set forth in SCHEDULE 4.13, the Seller has duly
filed all returns for Tax Returns that it was required to file. All such Tax Returns were true correct and complete in all material respects. Seller has paid all Taxes that have come due whether or not shown on such returns or pursuant to any assessment received. All Taxes that the Seller has been required by Law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by the Seller for such payment. The Seller has not received any notice from any taxing authority in any jurisdiction where the Seller does not pay Taxes that it is or may be subject to taxation by that jurisdiction. There are no proceedings or other actions, nor, to the knowledge of the Seller, is there any basis for any proceedings or other actions, for the assessment and collection of additional Taxes of any kind for any period for which returns have or should have been filed. There are no liens for Taxes on any of the assets of Seller (except for liens for Taxes not yet due and payable). None of the Assumed Liabilities is an obligation to make payments that will not be deductible under Section 280G of the Code. Except as set forth on SCHEDULE 4.13, each of the entities identified on SCHEDULE 4.14 has been treated as a disregarded entity for US federal income tax purposes under Section 7701 of the IRC and the applicable Treasury Regulations thereunder.

     4.14.  Subsidiaries.    Except as set forth on SCHEDULE 4.14, the Seller
does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

     4.15.  Legal Proceedings and Compliance with Law.

          (a) Except as set forth in SCHEDULE 4.15(A), there is no Litigation that is pending or, to the Seller's knowledge, threatened against the Seller or any Purchased Asset. The Seller is in compliance in all material respects with all Laws, including Environmental Laws, applicable to the Business or any Purchased Asset, and the Seller has not received any notices from any governmental entity regarding any alleged Defaults applicable to the Seller or any Purchased Asset under any Laws. There has been no Default with respect to any Court Order applicable to the Seller or any Purchased Asset.

          (b) Without limiting the generality of SECTION 4.15(A), except as described in SCHEDULE 4.15(B), there has not been any Environmental Condition
(i) at the premises at which the Business is or has been conducted by the Seller, any Affiliate thereof or any predecessor of any of them, or (ii) at any property at which wastes have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has the Seller received notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including a Release or the presence of Hazardous Substances, whether created by the Seller or any third party, at or relating to any such property or premises specified in any of clauses (i) through (iii) of this paragraph (b) that has or may reasonably be expected to (A) requires abatement or correction under an Environmental Law, (B) gives rise to any civil or criminal liability on the part of the Seller under an Environmental Law, or (C) has created a public or private nuisance.

          (c) The Seller has delivered to the Buyer complete copies of any written reports, studies or assessments in the possession or control of the Seller or any Affiliate thereof that relate to any Environmental Condition.
SCHEDULE 4.15(C) identifies any other reports, studies or assessments that relate to any Environmental Condition of which any Seller Party has knowledge.

          (d) The Seller has obtained and is in material compliance with all Governmental Permits relating to the Business or any Purchased Asset, all of which are listed in SCHEDULE 4.15(D) along with their respective expiration dates, that are required for the operation of the Business as currently operated. All of such Governmental Permits are currently valid and in full force and the Seller has filed such timely and complete renewal applications as may be required with respect to such Governmental Permits. To the knowledge of the Seller, no revocation, cancellation or withdrawal thereof has been threatened.

     4.16.  Contracts.

          (a) SCHEDULE 4.16 lists all Contracts of the following types to which the Seller is a party or by which it is bound, except for Minor Contracts:

               (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant of the Seller or any Affiliate thereof;

               (ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party, in excess of $100,000 in any individual case, or any Contracts for the sale of products that involve an amount in excess of $100,000 with respect to any one supplier or other party;

               (iii) Contracts to sell or supply products or to perform services that involve an amount in excess of $100,000 in any individual case;

               (iv) Contracts to lease to or to operate for any other party any real or personal property that involve an amount in excess of $50,000 in any individual case;

               (v) Any license, franchise, distributorship, sales agency or other arrangements, including those that relate in whole or in part to any software, technical assistance or other know-how used in the past 24 months;

               (vi) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, stockholders or Affiliates of the Seller or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

               (vii) Contracts for any capital expenditure or leasehold improvements;

               (viii)  Any Contracts under which any Encumbrances exist; and

               (ix) Any other Contracts (other than Minor Contracts and those described in any of (i) through (ix) above) not made in the ordinary course of business, including any agreement that restricts the ability of the Seller to compete with any Person.

          (b) The Seller has delivered to the Buyer complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth on SCHEDULE 4.16.

          (c) The Contracts listed in SCHEDULE 4.16 and the Minor Contracts excluded from SCHEDULE 4.16 based on the term or amount thereof are referred to herein as the "Seller Contracts." The Seller is not in Default under any Seller Contracts (including any Real Estate Leases and Non-Real Estate Leases), which Default is reasonably likely to result in a Liability on the part of the Seller in excess of $50,000 in any individual case, and the aggregate Liabilities that are reasonably likely to result from all such Defaults do not exceed $100,000. The Seller has not received any communication from, or given any communication to, any other party indicating that the Seller or such other party, as the case may be, is in Default under any Seller Contract. To the knowledge of the Seller, (i) none of the other parties in any such Seller Contract is in Default thereunder and (ii) each such Seller Contract is enforceable against any other parties thereto in accordance with terms thereof, subject to applicable laws of bankruptcy, insolvency, moratorium, and other Laws affecting the rights of creditors generally.

     4.17.  Insurance.    SCHEDULE 4.17 lists all policies or binders of
insurance held by or on behalf of the Seller other than those listed on SCHEDULE 4.21, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. No Seller Party is in Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Seller.

     4.18.  Intellectual Property.

          (a)  Contracts.

               (i) SCHEDULE 4.18(A)(I) contains a complete and accurate list and summary description, including any royalties paid or received by the Seller, of all Contracts relating to the Intellectual Property to which the Seller is a party or by which the Seller is bound, except for any license implied by the sale of a product and perpetual, paid-up royalty free and transferable license rights for "off-the-shelf" third party application software that the Seller licenses for use in the Business, in any individual case, under a license with a maximum payment obligation on the part of the Seller of less than $50,000 ("Off-the-Shelf Software"). There are no outstanding and, to the Seller's knowledge, no threatened disputes or disagreements with respect to any such Contract. Except for any rights under written licenses or other written Contracts related to Intellectual Property, no current or former employee of the Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

               (ii) All employees and consultants of the Seller who have executed a nondisclosure and assignment of inventions agreement (a "Confidentiality Agreement") are set forth SCHEDULE 4.18(A)(II).

               (iii) To the Seller's knowledge, except as specified on SCHEDULE 4.18(A)(III), none of the employees or consultants of the Seller is subject to any contractual or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of the Business. To the Seller's knowledge, no employee of the Seller has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his or her work to anyone other than the Seller.

               (iv) To the Seller's knowledge, no employee or consultant of the Seller (a) has used any other Persons Trade Secrets or other information that is confidential in the course of his or her work or
          (b) is, or is currently expected to be, in Default under any term of any employment contract, agreement or arrangement relating to the Intellectual Property, or any Confidentiality Agreement or any other Contract or any restrictive covenant relating to the Intellectual Property, or the development or exploitation thereof.

          (b) Know-How Necessary for the Business.

               (i) The Intellectual Property constitutes all of the Intellectual Property that has been used or relied upon in the operation of the Business during the past 12 months. Except as described on SCHEDULE 4.18(B)(I), the Seller is the owner of all right, title and interest in and to each item of the Intellectual Property, free and clear of any Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property.

               (ii) All employees of the Seller who have executed written Contracts with Seller that assign to the Seller all rights to any inventions, improvements, discoveries or information made during or derived from their relationship to the Seller are set forth in
          SCHEDULE 4.18(B)(II).

          (c)  Patents.

               (i) SCHEDULE 4.18(C)(I) contains a complete and accurate list and summary description of all Patents in which the Seller has an ownership interest. The Seller owns all right, title and interest in and to each of the Patents, free and clear of any Encumbrances.

               (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.

               (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Seller's knowledge, there is no potentially interfering patent or patent application of any third party.

               (iv) To the Seller's knowledge, no Patent is infringed or has been challenged or threatened in any way. To the Seller's knowledge, the Seller does not infringe, nor has the Seller received notice alleging that the Seller is infringing, any patent or other proprietary right of any other Person.

               (v) All products made, used or sold under the Patents have been marked with the proper patent notice.

          (d)  Trademarks.

               (i) SCHEDULE 4.18(D)(I) contains a complete and accurate list and summary description of all Trademarks in which the Seller has an ownership interest. The Seller is the owner of all right, title and interest in and to each of the Trademarks, free and clear of any Encumbrances.

               (ii) All Trademarks that have been registered with the US Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.

               (iii) No Trademark has been or is now involved in any opposition, invalidation or cancellation and, to the Seller's knowledge, no such action is threatened with respect to any of the Trademarks.

               (iv) To the Seller's knowledge, there is no potentially interfering trademark or trademark application of any third party.

               (v) To the Seller's knowledge, no Trademark is infringed or has been challenged or threatened in any way. To the Seller's knowledge, the Seller does not infringe, nor has the Seller received notice alleging that the Seller is infringing, any trade name, trademark or service mark of any third party.

               (vi) All products and materials containing a Trademark bear the proper federal registration notice where permitted by law.

          (e)  Copyrights.

               (i) SCHEDULE 4.18(E)(I) contains a complete and accurate list and summary description of all Copyrights in which the Seller has an ownership interest. The Seller is the owner of all right, title and interest in and to each of the Copyrights, free and clear of any Encumbrances.

               (ii) All of the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date of Closing.

               (iii) To the Seller's knowledge, no Copyright is infringed or has been challenged or threatened in any way. To the Seller's knowledge, the Seller does not infringe, nor has the Seller received notice alleging that the Seller is infringing, any copyright or any third party or is a derivative work based on the work of at third party.

               (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

          (f)  Trade Secrets.

               (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

               (ii) The Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets.

               (iii) The Seller has good title and an absolute right to use its Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Seller) or to the detriment of the Business. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     4.19.  Software.

          (a) SCHEDULE 4.19(A) contains a complete list of all the Software Products. Each Component performs substantially in accordance with the specifications, documentation and other written material used in connection with the sale, license, distribution, marketing or use thereof and is free of defects in programming and operation except such defects as would not materially and adversely affect the use of such Component for its intended purposes.

          (b) Except as specified on SCHEDULE 4.19(B), all right, title and interest in and to each Component is owned by the Seller, free and clear of all Encumbrances. No government funding was utilized in the development of any of the Software Products. The sale, license, distribution, marketing or use of each Component or the Off-the-Shelf-Software by the Seller does not violate any rights of any other Person, and the Seller has not received any communication alleging such a violation. Except as specified on SCHEDULE 4.19(B), to the Seller's knowledge, the Seller does not have any obligation to compensate any Person for the sale, license, distribution, marketing or use of the Components. Other than as set forth on SCHEDULE 4.19(B), the Seller has not granted to any other Person any license, option or other right in or to any of the Software Products, except for non-exclusive, royalty-bearing, end-user licenses (the "End-User Licenses") granted by the Seller pursuant to license agreements, substantially in the forms attached as part of SCHEDULE 4.19(B).

          (c) The Seller does not have any obligation owing to any Person to maintain, modify, improve or upgrade any of the Components, except for any such obligation set forth in an End-User License or under a customer-specific services agreement.

          (d) The Seller has kept secret and has not disclosed the source codes for the Software Products to any Person other than to those Persons identified on SCHEDULE 4.19(D).

          (e) Except as set forth on SCHEDULE 4.19(E), to the Seller's knowledge, there is no Year 2000 Problem with respect to the Business. Any license for the use of any Component permits the Seller or a third party to make all modifications, conversions or corrections necessary to permit such Component used in the Business to operate compatibly, in conformance with their respective specifications and to be Year 2000 Compliant, and any source code necessary to take any such action is validly in the possession of the Seller or an authorized agent or is subject to a source code escrow agreement. Except as disclosed in
SCHEDULE 4.19(E), to the Seller's knowledge, no Software Product contains any "backdoor" or concealed access or any "software locks" or similar devices which, upon the occurrence of a certain event, the passage of a certain amount of time or the taking of any action (or failure to take any action) by or on behalf of the Seller, will cause any Component used in the operation of the Business to be destroyed, erased, damaged, or otherwise rendered inoperable or inaccessible. Except as set forth on SCHEDULE 4.19(E), and to the Seller's knowledge, no Component of any System used in the Business is subject to the federal export control Laws.

          (f) Except as set forth on SCHEDULE 4.19(F), the Seller is not a party to electronic data interchange, electronic funds transfer or electronic commerce either through direct transmission to or from a third party's information system or infrastructure system or through the Internet or any website of the Seller or any third party.

          (g) SCHEDULE 4.19(G) lists all Contracts between or among the Seller, any employee thereof and a third party that imparts or that imparted an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon the Seller, any employee thereof or any third party. Except as described in
SCHEDULE 4.19(G), the Seller has no knowledge that the Seller or any employee thereof either is or was under any obligation of noncompetition, secrecy, confidentiality or non-disclosure to any third party.

          (h) Any Custom Software included in the Purchased Assets, together with all know-how and processes used in connection therewith, functions substantially as intended, is in machine-readable form, and includes all computer programs, materials, tapes, know-how, object and source codes and procedures used by the Seller.

     4.20.  Employee Relations.    Except as set forth on SCHEDULE 4.20, the
Seller is not (a) a party to, involved in or, to the Seller's knowledge, threatened by, any labor or employment dispute, unfair labor practice charge, employment discrimination charge or other employment or labor related claims, nor (b) currently negotiating any collective bargaining agreement. The Seller has not experienced during the last three years any work stoppage. The Seller has delivered to the Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of the Seller engaged in performing services for the Seller whose cash compensation for 1999 is expected to be at least $20,000.

     4.21.  ERISA.

        (a) SCHEDULE 4.21 contains a complete and accurate list of all Benefit Plans applicable to all Seller employees, and that is sponsored or maintained by the Seller or under which the Seller is obligated to contribute or participate. The Seller has delivered to the Buyer (i) accurate and complete copies of all such Benefit Plan documents, all formal and informal amendments, and all other material documents relating thereto, including (if applicable) all summary plan descriptions, trust agreements, service agreements, summary annual reports and insurance contracts, (ii) all employee manuals and handbooks containing personnel or employee relations policies, (iii) all Internal Revenue Service determination letters for the Benefit Plans, if applicable, (iv) accurate and complete detailed summaries of all unwritten Benefit Plans, (v) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all such Benefit Plans for which financial statements or actuarial reports are required or have been prepared, and (vi) accurate and complete copies of all annual reports for all such Benefit Plans (for which annual reports are required) prepared within the last three years. Each such Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan in the
SCHEDULE 4.21.

        (b) Except as set forth in SCHEDULE 4.21, all such Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. Except as set forth in SCHEDULE 4.21, all returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans that could subject Seller to any material penalty or tax imposed under the Code or ERISA.

        (c) Except as is set forth in SCHEDULE 4.21, any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to adversely affect such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any such Benefit Plan.

        (d) The Seller does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any liability with respect to any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, nor does it have a current or contingent obligation to, or ever had an obligation to, or have any other liability with respect to, contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

        (e) There are no pending or, to the knowledge of the Seller, any threatened claims by or on behalf of any such Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any such Benefit Plans, alleging any breach of fiduciary duty on the part of the Seller or any of its officers, directors or employees under ERISA or any other applicable Law, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Seller, any basis for such claim. Except as set forth in SCHEDULE 4.21, the Benefit Plans are not the subject of any pending (or to the knowledge of the Seller, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

        (f) Except as set forth in SCHEDULE 4.21, the Seller has timely made all required contributions under such Benefit Plans. All monies withheld from employee paychecks with respect to Benefit Plans have been transferred to the appropriate Benefit Plan in a timely manner as required by applicable Law.

        (g) The Seller does not maintain any welfare benefit fund within the meaning of Section 419 of the Code. With respect to any such Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan") and except as specified in SCHEDULE 4.21, (i) each Welfare Plan for which contributions are claimed by the Seller as deductions under any provision of the Code complies with all applicable requirements pertaining to such deduction, and (ii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has materially complied, with all of the applicable requirements of Section 4980B of the Code, ERISA, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws. Except as specified in SCHEDULE 4.21, no Benefit Plan provides any health, life or other welfare coverage to employees of the Seller beyond termination of their employment with the Seller by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality.

        (h) Except as otherwise set forth on SCHEDULE 4.21, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment to be made by the Seller or an Affiliate of the Seller becoming due to any employee or former employee, officer or director, or (ii) increase or vest any benefits payable under any Benefit Plan.

        (i) Except as otherwise set forth on SCHEDULE 4.21, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Seller who is a disqualified individual (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect will not be characterized as an excess parachute payment (as such term is defined in Section 280(b)(1) of the Code).

        (j) All Persons classified by the Seller as independent contractors satisfy and have at all times satisfied the requirements of all applicable Law to be so classified; the Seller has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Seller has no obligations to provide benefits with respect to such Persons under the Benefit Plans or otherwise. There are no individuals currently providing or have ever provided, services to the Seller pursuant to a leasing agreement or similar type of arrangement, nor has the Seller entered into any arrangement whereby services will be provided by such Persons.

     4.22. Corporate Records. The minute books of the Seller contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings relating to material actions taken by its trustees, members, managers, Board of Directors and stockholders, as the case may be. The stock record books of the Seller are complete, correct and current.

     4.23. Absence of Certain Changes. Except as contemplated by this Agreement, the Business has been conducted in the ordinary course since the Balance Sheet Date, and there has not been with respect to the Seller any of the items specified below since the Balance Sheet Date:

(a) any change that has had or is reasonably likely to have a Material Adverse Effect;

(b) any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

(c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement, except as specified in SCHEDULE 4.23;

(d) any sale, assignment or transfer of Purchased Assets, or any additions to or transactions involving any Purchased Assets, other than those made in the ordinary course of business;

(e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held; or

(f) any payments to any Affiliate of a Seller Party, other than wages and reimbursements in accordance with past practices and except as specified in
     SCHEDULE 4.23.

     4.24.  Previous Sales; Warranties.    The Seller has not breached any
express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, are not material and are consistent with past practice of the Business.

     4.25.  Customers and Suppliers.    Seller has used reasonable business
efforts to maintain, and currently maintains, good working relationships with all of the customers and suppliers of the Business. SCHEDULE 4.25 specifies for each year of the three years ending December 31, 1996, 1997 and 1998 the names of the respective customers that were, in the aggregate, the 20 largest customers in terms of dollar value of products or services, or both, sold by the Business. Except as specified on SCHEDULE 4.25, none of such customers has given Seller notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Seller. SCHEDULE 4.25 also specifies for each year of the three years ending December 31, 1996, 1997 and 1998 the names of the respective suppliers that were, in the aggregate, the 20 largest suppliers in terms of dollar value of products or services, or both, used by the Seller. None of such suppliers has given the Seller notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Seller.

     4.26.  Operation of the Business.    Except as described on SCHEDULE 4.26,
(a) the Business has been conducted only through the Seller and not through any other divisions or any direct or indirect subsidiary or Affiliate of the Seller, and (b) no part of the Business has been operated by any

Person other than the Seller. No Person other than the Seller owns or possesses any assets or properties that have been used in the Business, other than Persons who have granted to the Seller leasehold interests in or valid licenses to use other assets or properties used in the Business pursuant to Contracts that are listed on SCHEDULE 4.16. No Seller Party engages, directly or indirectly, in any business activities that are competitive with the Business; provided that the activities of NECX Direct, LLC shall be deemed for purposes of this Section 4.26 not to be competitive with the Business.

     4.27.  Finder's Fees.    Except for Lehman Brothers Inc., no Person
retained by the Seller is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

     4.28  Investment Representations.

     (a) No Seller Party has relied on any purchaser representative, or the Buyer, in connection with the acquisition of the Notes or the Shares hereunder. Each Seller Party (i) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Notes and the Shares, (ii) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (iii) can bear the economic risk of an investment in the Notes and the Shares and can afford a complete loss of such investment. Each Seller Party has had an adequate opportunity to ask questions and receive answers from the officers of the Buyer concerning any and all matters relating to the transactions described herein including without limitation the background and experience of the officers and directors of the Buyer. Each Seller Party has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to its satisfaction. Each Seller Party acknowledges that the officers of the Buyer have not assured, guaranteed or otherwise led any Seller Party to expect any particular level of performance in the market value or other value of the Shares or the Notes. Nothing contained in this SECTION 4.28 is intended to diminish or affect the representations or warranties of the Buyer made herein.

     (b) Each Seller Party further represents, warrants, acknowledges and agrees that it (i) is acquiring the Notes and the Shares under this Agreement for its own account, and not on behalf of other persons, and for investment and not with a view to the resale or distribution of all or any part of such Notes or Shares and (ii) will not sell or otherwise transfer the Notes or the Shares unless, in the opinion of counsel who is satisfactory to the Buyer, the transfer can be made without violating the registration provisions of the Securities Act and the rules and regulations promulgated thereunder. Nothing in this Agreement (other than any restrictions contained in the Notes) shall limit the Seller from assigning an interest in the Notes or Shares to Lauriston B. Marshall.

     (c) Each Seller Party further represents, warrants, acknowledges and agrees that it is making an investment decision based solely on its review of the documents filed publicly by the Buyer with the Securities and Exchange Commission and the terms of the

Transaction Documents and is not relying, and has not relied, upon anything outside of the immediately aforementioned sources in making its investment decision.

     (d) Each Seller Party, individually, represents and warrants that it is an accredited investor as that term is defined in Rule 501(a) of Regulation D. Each Seller Party understands that the Notes and the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Buyer is relying upon the truth and accuracy of, and the Seller Parties' compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller Parties set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller Parties to acquire the Notes and the Shares.

     (e) The Seller Parties each understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Notes or the Shares.

     (f) Each Seller Party understands that, until such time as the Notes or the Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or any other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Shares and the Notes may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Securities):

   THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

     4.29  Additional Information    SCHEDULE 4.29 accurately sets forth the
following:

           (a) the names of all officers, directors, managers and members of the Seller and the Parent Company;

           (b) the names of all Persons holding powers of attorney from a Seller Party and a summary statement of the terms thereof; and

           (c) all names under which each Seller Party has conducted any Business or which they have otherwise used at any time during the past five years.

     4.30 Transactions with Affiliates. Except as set forth on SCHEDULE 4.30, no Affiliate of any Seller Party owns or has a controlling ownership interest in any Person that is a party to any Contract with respect to the Purchased Assets or the Business.

     4.31  Accuracy of Information.    No representation or warranty by the
Seller or the Parent Company in any Transaction Document, and no information contained therein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

5.   Representations and Warranties of the Buyer and VERT.

     Buyer and VERT, jointly and severally, hereby represent and warrant to the Seller Parties, as follows:

     5.1.  Organizational Status.    VERT is a corporation duly organized,
validly existing and in good standing under the Laws of Pennsylvania and is qualified to do business in any jurisdiction where it is required to be so qualified except where the failure to so qualify would not have a Material Adverse Effect. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and is qualified to do business in any jurisdiction where it is required to be so qualified except where the failure to so qualify would not have a Material Adverse Effect.

     5.2.  Authorization.    Each of VERT and the Buyer have the requisite power
and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by VERT or the Buyer has been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by VERT or the Buyer has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to applicable laws of bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally.

     5.3.  Financing.    VERT has the funds required to pay the Purchase Price
in accordance with SECTION 2.2 and to consummate the Transactions.

     5.4.  Consents and Approvals.    Except for filings that may be required to
comply with the HSR Act, neither the execution and delivery by the Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by the Buyer, require any filing, consent or approval (other than the approval of the Board of Directors of the Buyer), constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which the Buyer is subject, (b) the Charter Documents or bylaws of the Buyer or (c) any

Contract, Governmental Permit or other document to which the Buyer is a party or by which the properties or other assets of the Buyer may be bound.

     5.5  Finder's Fees.    Except for Lehman Brothers Inc. and Hambrecht &
Quist LLC, no Person retained by VERT or the Buyer is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

     5.6. Reports. VERT has heretofore delivered or made available to the Seller Parties, in the form filed with the Commission, together with any amendments thereto, all documents that VERT has filed with the Commission (collectively, the "SEC Reports"). The SEC Reports were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under such act, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. VERT has filed with the Commission all SEC Reports that VERT was required to file.

     5.7.  Accuracy of Information.    No representation or warranty by the VERT
or the Buyer in any Transaction Document, and no information contained therein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

6.   Covenants of the Seller Parties.

     6.1.  Conduct of the Business.    Between the Balance Sheet Date and the
Closing Date:

          (a) The Seller shall conduct its Business in all material respects in the ordinary course and use commercially reasonable efforts to maintain the good will of all current business relationships.

          (b) The Seller shall use commercially reasonable efforts to preserve substantially intact its business organization and keep available the services of each of its present officers and employees.

          (c) The Seller shall not, without the prior written consent of the Buyer, amend its Charter Document or bylaws, if applicable, and shall not, without the prior written consent of the Buyer:

                (i) issue, sell or otherwise dispose of any of its membership interests, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its membership interests;

                (ii) reclassify, split up or otherwise change its membership interest;

                (iii) be party to any merger, consolidation or other business combination; or

                (iv) sell, lease, license or otherwise dispose of any of the Purchased Assets (including, but not limited to rights with respect to the Intellectual Property), except in the ordinary course of business;

          (d) The Seller shall not, without the prior written consent of the
     Buyer:

                (i)  declare, make or pay any dividends or other distributions;

                (ii) borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money other than an increase of the outstanding borrowings under the Amended and Restated Loan Agreement with BankBoston, N.A. up to an aggregate outstanding principal amount of $40,000,000; provided, however, that the Seller shall provide written notification to the Buyer each time borrowings are increased under such loan agreement;

                (iii) acquire or dispose any of the Purchased Assets, other than Inventory in the ordinary course of business consistent with past practices;

                (iv) create any material Encumbrance on any of the Purchased Assets;

                (v) except in the ordinary course of business and except as set forth on SCHEDULE 6.1, increase in any manner the compensation of any partner, director or officer or increase in any manner the compensation of any class of employees;

                (vi) create or materially modify any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan;

                (vii) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Contract;

                (viii) violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under any term or provision of any Contract or any License;

                (ix) engage in any transaction with respect to its Business with any partner, officer, director, Affiliate or associate of a Seller
          Party or any associate of any such partner, officer, director or Affiliate;

                (x) make any capital expenditure or acquire any property or assets (other than raw materials and supplies) for a cost in excess of $50,000 in any one case or $150,000 in the aggregate;

                (xi) enter into any agreement that materially restricts it from carrying on its Business;

                (xii) cancel any material debts of others or waive any material claims or rights;

                (xiii) act or omit from taking any action that would cause any of the representations and warranties in SECTION 4 to be inaccurate; or

                (xiv) enter into any Contract to do or engage in any of the foregoing.

     6.2.  Access to Information.    From the date hereof and up to and
including the Closing Date, each Party shall give the other Party and its respective representatives (including their accountants, counsel, consultants, employees and such other representatives as such Party may designate from time to time), upon reasonable notice and during normal business hours, full access to the Real Property, Contracts, books, records and affairs of such Party. The Parties shall cause their respective officers and employees to furnish to the other Party all documents, records and information (and copies thereof) related to the Business or the Buyer, as the case may be, as such Party or its representatives may reasonably request.

     6.3.  Satisfaction of Liabilities.    After the Closing, Bertolon and the
Parent Company shall cause the Seller to satisfy, in accordance with the terms thereof, any and all Unassumed Liabilities. The Buyer will provide the Seller with reasonable access to personnel and records in order to assist the Seller perform its obligations under this SECTION 6.3.

     6.4.  No Solicitation.    From and after the date hereof and up to and
including the Termination Date, without the prior written consent of the Buyer, the Seller Parties will not, and will not authorize or permit any Seller Representative to, directly or indirectly, solicit, negotiate, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. Any Seller Party that receives any such inquiries, offers or proposals shall (a) notify the Buyer orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the Person making it), within 48 hours of the receipt thereof, (b) keep the Buyer informed of the status and details of any such inquiry, offer or proposal, and (c) give the Buyer five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal.

     6.5.  Competition and Confidentiality.

          (a) During the period beginning on the Closing Date and ending on the third anniversary thereof (the "Non-Competition Period"), no Seller Party (nor any direct or indirect subsidiary thereof) nor any Affiliate of Bertolon (each, a "Restricted Party") shall, within North America, directly or indirectly, in any capacity, render services, engage or have a financial interest in, any business that shall be competitive with any of those business activities that have constituted part of the Business at any time during the past 12 months from the date hereof, nor shall any Restricted Party assist any Person that shall be engaged in any such business activities, including making available any information or funding to any such Person. During the Non-Competition Period, no Restricted Party shall solicit any employee of the Business for the purposes of having any such employee terminate his or her employment with the Business. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party acknowledges, however, that this SECTION 6.5 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business. For purposes of this Section 6.5, the historical and current business activities of NECX Direct, LLC shall not be deemed to be a business that is competitive with any business activities that have constituted a part of the Business at any time during the past 12 months from the date hereof. Nothing in this Agreement shall be deemed to prohibit, or in any way limit, NECX Direct, LLC from engaging in those business activities in which it was engaged as of the date hereof. In addition, in no event shall Gateway Companies, Inc. or any of its subsidiaries be deemed to be subject to, or in any way bound by, the provisions of this Agreement.

          (b) No Restricted Party will, at any time, represent that it is continuing to carry on the Business.

          (c) Each Seller Party recognizes and acknowledges that by reason of its involvement with the Business, it has had access to Trade Secrets relating to the Restricted Business. Each Seller Party acknowledges that such Trade Secrets are a valuable and unique asset and covenants that it will not disclose any such Trade Secrets to any Person for any reason whatsoever, unless such information is in the public domain through no wrongful act of such Seller Party or such disclosure is required by law.

          (d) The terms of this SECTION 6.5 shall apply to any Restricted Party that is not one of the Parties to the same extent as if it were a party hereto, and each Seller Party shall take whatever actions may be necessary to cause any of its controlled Affiliates to adhere to the terms of this SECTION 6.5.

          (e) In the event of any breach or threatened breach by any Restricted Party of any provision of this SECTION 6.5, the Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Trade Secrets in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under this SECTION 6.5. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

          (f) It is expressly acknowledged and emphasized that the agreements of the Seller Parties to be bound by the terms and conditions of this Section 6.6 are material and indispensable to this Agreement and that without the agreements of the Seller Parties to be bound by this Section 6.5, as well as the other provisions of this Agreement, the Buyer would not have entered into this Agreement.

     6.6.  Transfer of Purchased Assets and Business.    On and prior to the
Closing Date, the Seller shall take such reasonable steps as may be necessary or appropriate, in the judgment of the Buyer, at and after the Closing so that the Buyer shall be placed in actual possession and control of all of the Purchased Assets and the Business. In furtherance thereof, the Seller shall, at the Buyer's expense, execute and deliver such additional instruments of conveyance and transfer as the Buyer may reasonably require, in the judgment of the Buyer, in order to more effectively vest in it, and put it in possession of, the Purchased Assets.

     6.7.  Employees and Business Relations.    From the date hereof and up to
and including the Closing Date, the Seller shall use commercially reasonable efforts (but shall not be required to increase wages or benefits) to keep available the services of the current employees and agents of the Seller and to maintain its relations and goodwill with the suppliers, customers, distributors of the Seller and any others having a business relation with the Seller. The Seller authorizes the Buyer to offer employment to any of the Seller's employees as of the Closing Date, and the Seller shall terminate on the Closing Date the employment of any of its employees who desire to accept offers of employment from the Buyer. In addition, between the date of this Agreement and the Closing Date, to the extent requested by the Buyer, the Seller shall introduce the Buyer to the customers and suppliers of Seller and recommend that they continue doing business with the Buyer after the Closing Date.

     6.8 Related Parties None. Bertolon and the Parent Company shall cause the Seller and any other controlled Affiliate to the take or refrain from taking any action that may be necessary to carry out the Transactions.

     6.9  Restrictions on Transfer.    None of the Seller Parties, nor any of
their respective transferees, shall sell, transfer or dispose of more than 300,000 shares of Common Stock issuable upon payment of the Fixed Note or the Escrow Note in any one day. In furtherance of the foregoing, the Seller Parties acknowledge and understood that VERT and its transfer agent, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this SECTION 6.9.

    6.10 Additional Financial Statements. None Within 30 days after the Closing Date, the Seller shall cause AA to prepare and deliver to the Buyer audited financial statements of the Business (the "8-K Financial Statements") consisting of a balance sheet as of December 31, 1997, 1998 and as of the Closing Date and the related statements of operations, cash and stockholder' equity for the years then ended and for the period from January 1, 1999 through the Closing Date. The financial statements shall conform to Regulation S-X under the Securities Act. In addition, the Seller shall cause AA to deliver its consent to include the above statements in VERT's Form 8-K to be filed with the Commission.

    6.11  Update Disclosure Schedules.     None Between the date hereof and the
Closing Date, the Seller Parties shall promptly disclose to the Buyer in writing any information set forth in the Disclosure Schedules that is no longer complete, true or applicable and any information of the nature of that set forth in the Disclosure Schedules that arises after the date hereof and that would have been required to be included in the Disclosure Schedules if such information had been obtained on the date of delivery thereof.

7.  Covenants of Buyer and VERT.    None

     7.1. Related Parties. VERT shall, and shall cause any other controlled Affiliate to, take or refrain from taking any action that may be necessary to carry out the Transactions.

     7.2.  Bulk Sales.    The Buyer and VERT hereby waive the Seller's
compliance with any bulk sales laws that may apply to the Transactions, including with respect to Taxes; provided, however, that the Seller Parties hereby jointly and severally indemnify the Buyer and VERT against any Damages that the Buyer or VERT may incur that would not have been incurred if the Seller had complied with any such bulk sales laws.

     7.3  Registration Rights.

          (a) VERT shall prepare and use its best efforts, on or prior to February 24, 2000 (the "Required Filing Date") to file with the Commission a registration statement with respect to the resale of the Shares by the Seller or its permitted assignees (the "Required Registration Statement") and thereafter shall cause such registration statement to be declared effective under the Securities Act as promptly as practicable but in no event later than May 31, 2000 (the "Required Effective Date"). VERT shall file a notification form for the listing of additional shares to cover the listing of the Shares on the Nasdaq National Market, or such other market or exchange, if any, on which the Common Stock shall trade. VERT shall use its best efforts to cause the Required Registration Statement to remain effective for a period of one year. If for any reason VERT shall fail to file the Required Registration Statement by the Required Filing Date, then the Notes shall commence to bear interest at the rate of 13% per annum, calculated on the basis of a 360 day year and payable in cash on the last day of each month, commencing on the day after the Required Filing Date and continuing until such Required Registration Statement is filed. In addition, if for any reason VERT shall not cause the Required Registration Statement to be declared effective by the Required Effective Date, the Notes shall commence to bear interest at such rate (as so calculated and paid) through the date of such effectiveness. Notwithstanding the foregoing, if the Seller does not deliver the 8-K financial statements to VERT within 30 days after the Closing Date as required by Section 6.10 hereof, then the Required Filing Date and the Required Effective Date shall be extended by one day for each day past such deadline until the 8-K Financial Statements are delivered to VERT. VERT acknowledges that Seller is relying on VERT's commitment to cause the Required Registration Statement to become effective not later than the Required Filing Date, and agrees that if for any reason the Required Registration Statement is not declared effective by such date (as it may be extended as herein provided), even if VERT is using its best efforts to cause such effectiveness to be declared, then Seller shall be entitled to recover damages for any consequential loss incurred.

          (b) If VERT proposes to file a registration statement with respect to the Common Stock prior to the filing of the Required Registration Statement, VERT shall give prompt notice to the Seller Parties and will include in such registration (the "Piggyback Registration") subject to the allocation provisions discussed in SECTION 7.3(D) and 7.3(E), all Shares with respect to which VERT has received written request for inclusion within five Business Days after such notice is given by VERT; provided, however, that the Seller Parties shall have no Piggyback Registration rights in connection with a registration statement filed in connection with VERT's 5 1/4% Convertible Subordinated Debentures (the "Convertible Debentures"). No VERT registration statement shall be declared effective unless and until the Required Registration Statement shall have been declared effective, except for the registration statement for the Convertible Debentures or if the Required Registration Statement is not being declared effective due to a comment from the Commission that relates only to a Seller Party.

          (c) VERT will pay the expenses related to registration of the Shares; provided, however, the Seller Parties shall pay any underwriting commissions related to the registration of the Shares.

          (d) If a Piggyback Registration is an underwritten primary registration on behalf of VERT and the managing underwriter advises VERT in writing that marketing factors require a limitation on the number of Shares to be offered and sold, there shall be included in the offering only that number of Shares, if any, that such managing underwriter reasonably believes, in its sole discretion, will not jeopardize the success of the offering.

          (e) If a Piggyback Registration is initiated as an underwritten secondary registration on behalf of the holders of the Common Stock, and the managing underwriters advise VERT in writing that marketing factors require a limitation on the number of Shares to be offered and sold, VERT will allocate the securities to be included as follows: pro rata on the basis of the number of shares of Common Stock owned among (i) any other Person selling in the registration and (ii) the Seller Parties.

          (f) If a Piggyback Registration is underwritten, the Seller Parties shall not be entitled to select the investment bank(s) or manager(s) nor shall the Seller Parties be entitled to make decisions regarding the underwriting arrangements for the offering.

          (g) If, prior to the Required Filing Date, VERT files a registration statement with the Commission covering shares of its Common Stock underlying the Convertible Debentures, VERT shall, within 5 Business Days of such filing, file the Required Registration Statement.

          (h) VERT shall have no obligations under this SECTION 7.3 until the Closing Date. If VERT files a registration statement covering shares of its Common Stock underlying the Convertible Debentures prior to the Closing, VERT shall, within 5 Business Days after the Closing, file a registration statement covering the Shares.

    7.4 Tax Payment. VERT shall make additional payments to the Trust in the form specified in this SECTION 7.4 as is necessary to compensate the Trust for any additional taxes (the "Offset Taxes") that the Trust may incur as a result of the Closing taking place on the Closing Date rather than on January 1, 2000. Within 45 days following the Closing, the Trust shall provide VERT with written notice (the "Offset Notice") providing (a) detailed calculations setting forth the amount of the Offset Taxes and (b) a calculation of the additional cash flow cost on a present value basis to March 15, 2000, using a 5% discount rate, of the Massachusetts excise tax imposed on net taxable income of the Trust (the "Special Tax") if the Trust were not a Massachusetts business trust. In calculating the Offset Taxes, the Trust shall disregard any change in the tax law that occurs in 2000 and shall assume that the corporate structure of the Seller Parties, including the business trust arrangement, will not be challenged. VERT shall have 10 days from the date of receipt of the Offset Notice to provide written notice ("Offset Dispute Notice") to the Buyer that it disputes the calculation of the Offset Taxes or the Special Tax. If VERT fails to provide an Offset Dispute Notice within such period, VERT shall be deemed to agree with the Trust's calculation of the Offset Taxes and the Special Tax. If VERT disputes the amount of either of the Offset Taxes or the Special Tax, the Parties shall meet and attempt to resolve the dispute. To the extent the Parties cannot reach agreement within 10 days from the date on which VERT delivers the Offset Dispute Notice to the Trust, the Buyer shall retain KPMG LLP ("KPMG"), at the Buyer's expense, to determine the Offset Taxes or the Special Tax. If the Trust disagrees with the calculation computed by KPMG, AA and KPMG shall designate, within 10 days of the delivery of such calculation by KPMG, an independent, nationally recognized, accounting firm to calculate the Offset Taxes or the Special Taxes, the expense of such calculation to be shared equally by the Buyer and the Trust. The calculation of the Offset Taxes or the Special Taxes by such independent accounting firm shall be conclusive. The amount of the Offset Taxes shall be payable by VERT to the Trust by delivering to the Trust, within 10 days of the conclusive determination of the amount of the Offset Taxes, a stock certificate representing the number of shares of Common Stock (rounding up in the event of fractional shares) equal to the quotient determined by dividing the amount of the Offset Taxes by the average closing price of the Common Stock on the Nasdaq National Market, or on such other

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

market or exchange, if any, on which the Common Stock shall then trade, during the 20 trading days immediately prior to the date of issuance (the "Offset Shares"). In the event any of the Seller Parties becomes obligated to pay to the Commonwealth of Massachusetts the Special Tax in connection with the sale of the Purchased Assets hereunder, such Seller Party shall deliver written notice of such fact to the Buyer (the "Tax Notice"). The Buyer shall, within 30 days of receipt of the Tax Notice, pay to the Trust the amount of the Special Tax set forth on the Offset Notice (the "Special Tax Notice") by delivering to the Trust that number of shares of its Common Stock equal to the Special Tax divided by the average closing price of the Common Stock on the Nasdaq National Market, or on such other market or exchange, if any, on which the Common Stock shall then trade, during the 20 days immediately preceding the date of the Tax Notice.

    8.  Mutual Covenants.

     8.1.  Fulfillment of Closing Conditions.    At and prior to the Closing,
each Party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable after the Termination Date the conditions specified in SECTIONS 9 and 10 to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each Party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in SECTIONS 9 and 10, (c) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws (including any approval required under the HSR Act), Contracts or otherwise, including any Seller Required Consents in the case of the Seller and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

    8.2.  Employees.

          (a) At least 10 Business Days prior to the Closing Date, the Seller shall provide the Buyer a list of all employees of the Seller who have been engaged in the Business at any time during the past 12 months ("Eligible Employees") identified by name, US social security number (if applicable, and, if not, a valid I-9 Form for such employee), hire date and then current base salary or hourly wage. The Seller shall not take any actions to prevent or inhibit its employees from accepting employment with the Buyer or VERT. The Seller shall remain solely responsible for all Liabilities arising out of or related to the employment of any employee of the Business (including without limitation, in connection with the consummation of the Transactions) who does not accept employment from the Buyer.

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

          (b) The Buyer shall offer or cause to be offered employment to all employees of the Seller upon such terms as the Buyer deems appropriate, except that said offers of employment shall be at the same rate of cash compensation at which each such employee is being paid by the Seller immediately prior to the later of the Closing Date or January 1, 2000 (including changes in compensation which occur in the ordinary course of business) and with employee benefits which are substantially comparable, in the aggregate, to those provided to such employees immediately prior to the later of the Closing Date or January 1, 2000, with such employment being effective as of the later of the Closing Date or January 1, 2000 or, in the case of any employee on workers' compensation, disability, or authorized leave of absence, the date the employee is able to return to work or their leave otherwise expires. Effective as of the later of the Closing Date or January 1, 2000, or such later date as specified above, all employees of the Seller who accept Buyer's offer of employment will become employees of the Buyer ("Hired Employees").

          (c) As of the later of the Closing Date or January 1, 2000 and without any waiting period, the Buyer will provide all Hired Employees (and their dependents) who are covered under the Seller's medical, dental, life insurance, disability, and accidental death and dismemberment plans immediately prior to the Closing Date with coverage under the group health plans maintained by the Buyer in accordance with the terms of the Buyer's group health plans and will waive any pre-existing condition exclusions.

          (d) For purposes of any employee benefit plan, program, or arrangement maintained by the Buyer for its employees on and after the later of the Closing Date or January 1, 2000, any years of eligibility service or vesting service credited to the Hired Employees under the Seller's employee benefit plans, programs, or arrangements as of the Closing Date shall be treated as eligibility or vesting service under Buyer's plans, programs, and arrangements.

          (e) The Buyer shall have the sole responsibility and liability for the notice, compensation, benefits, and other requirements of the federal Workers' Adjustment and Retaining Notification Act and all applicable state facility closing or lay-offs with respect to the Hired Employees.

          (f) The Buyer shall assume the COBRA obligations of all the Hired Employees and their qualified beneficiaries from and after the Closing Date. The Seller shall retain the COBRA obligations for all other employees of Seller and their qualified beneficiaries

          (g) Within five (5) calendar days of the date of this Agreement, Seller will provide to Buyer a summary of any unused vacation for all of the Seller's employees as of November 1, 1999. This summary of unused vacation for all Hired Employees will be updated as of the later of the Closing Date or January 1, 2000. Buyer will assume liability for all Hired Employees' unused vacation (that has not lapsed) as of the later of the Closing Date or January 1, 2000.

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

          (h) (i) On and after the later of the Closing Date or January 1, 2000, Buyer shall establish a plan ("Buyer's 401(k) Plan") qualified under Sections 401(a) and 401(k) of the Code for the benefit of the Hired Employees which mirrors the NECX 401(k) Savings Plan (the "NECX Plan"). The Parent has recently amended and restated the NECX Plan, and has applied for a determination letter regarding its qualified status under the Code. Seller agrees to make any reasonable changes to the NECX Plan that the IRS requires for the Plan to receive a favorable determination letter. Within a period of time mutually agreed upon by the Seller and the Buyer after the receipt of a favorable determination letter with respect to the NECX Plan, or such sooner period that the Buyer elects, there will be a plan-to-plan transfer of assets and liabilities with respect to the individual account balance of the Hired Employees from the NECX Plan to Buyer's 401(k) Plan.

     8.3.  Disclosure of Certain Matters.    The Seller Parties on the one hand,
and Buyer on the other hand, shall give the Seller Parties and the Buyer, respectively, prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such Party under this Agreement, (b) would cause any of the representations and warranties of such Party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof or (c) gives any such Party any reason to believe that any of the conditions set forth in
SECTION 9 or 10 will not be satisfied prior to the Termination Date (defined below).

     8.4.  Public Announcements.    Any public announcement or similar publicity
with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as VERT and the Seller shall determine jointly; provided, however, that the Seller (a) shall not unreasonably withhold its consent to any such communication that VERT proposes to issue and (b) acknowledges and recognizes that time is the essence with regard to any proposed communication and will use its best efforts to respond promptly. Unless consented to by the Buyer in advance or required by Law, prior to the Closing, the Seller Parties shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than the Seller's Representatives. The Seller Parties and VERT will consult with each other concerning the means by which the Seller's employees, customers, and suppliers and others having dealings with the Seller will be informed of the Transactions, and VERT will have the right to be present for any such communication.

     8.5.  Transfer Taxes.    The Seller and the Buyer shall each pay at the
Closing one-half of all state and local sales, documentary and other transfer taxes (including any stamp duty or other transfer tax assessable by a foreign government), due as a result of the purchase, sale or transfer of the Purchased Assets hereunder.

     8.6.  Confidentiality.    If the Transactions are not consummated, each
Party shall treat all information obtained in its investigation of another Party or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to such other Party or Affiliate all copies made by it or its representatives of confidential information provided by such other Party or Affiliate.

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

    8.7. Expenses. Except as otherwise provided herein, the Parties shall each pay all of their respective legal, accounting and other expenses incurred by such Party in connection with the Transactions.

    8.8. Accounts Receivable Insurance. The Seller shall obtain prior to the Closing Date credit insurance covering all of the Seller's accounts receivable as of the effective date of the policy that shall be a date prior to the Closing (the "A/R Insurance Coverage") to cover uncollectible accounts receivable for a period of not less than one year. The A/R Coverage is subject to a $1 million deductible, coinsurance (90% payable by the insurer) and specific maximum coverage amounts on certain accounts. The Seller agrees to pay one-half of the premium of such insurance for the five month period immediately following the Closing Date and the balance of such premium shall be payable by Buyer. At the Closing, the Seller shall assign the policy to the Buyer or VERT.

    8.9. Representation and Warranty Insurance. The Seller shall obtain prior to the Closing representation and warranty insurance in the face amount of $15,000,000 (the "R&W Insurance"). The Buyer will pay one-half of all premiums due on the R&W Insurance until the earlier of (a) the Buyer's receipt of its audited consolidated financial statements for the year ended December 31, 2000 or (b) March 31, 2001.

    8.10.  Lease.   The parties shall negotiate in good faith and enter into a lease for the premises located at 4 Technology Drive, Peabody, Massachusetts, such lease to become effective as of the Closing Date (the "New Lease"). The New Lease shall contain the terms set forth on Exhibit H to this Agreement

    9.  Conditions Precedent to Obligations of the Seller Parties.

     All obligations of the Seller Parties to consummate the Transactions are subject to the satisfaction (or waiver by all the Seller Parties) prior thereto of each of the following conditions:

    9.1. Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date; provided, however, that for purposes of this SECTION 9.1 only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, result or would reasonably be expected to result in a Material Adverse Effect.

    9.2. Agreements, Conditions and Covenants. The Buyer shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date; provided, however, that for purposes of this SECTION 9.2 only, the Buyer shall have deemed to have complied with such agreements, conditions

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

and covenants unless the failure or failures to do so, individually or in the aggregate, result or would reasonably be expected to result in a material reduction in the benefits to be received by the Seller hereunder.

     9.3.  Legality.    No Law or Court Order shall have been enacted, entered,
promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions. The Seller shall have received any clearance that may be required under the HSR Act.

     10.  Conditions Precedent to Obligations of the Buyer.

     All obligations of the Buyer to consummate the Transactions are subject to the satisfaction (or waiver by all such Parties) prior thereto of each of the following conditions:

        10.1.  Representations and Warranties.    The representations and
warranties of the Seller Parties contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date; provided, however, that for purposes of this SECTION 10.1 only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, result or would reasonably be expected to result in a Material Adverse Effect.

         10.2. Agreements, Conditions and Covenants. The Seller Parties shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with or by them on or before the Closing Date; provided, however, that for purposes of this SECTION 10.2 only, the Seller Parties shall have deemed to have complied with such agreements, conditions and covenants unless the failure or failures to do so, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect.

         10.3. Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and (a) has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions or (b) has a reasonable likelihood of causing a Material Adverse Effect.

         10.4. Disclosure Schedules. The Buyer, in its sole discretion, shall be satisfied with the form and substance of any material updates to the Disclosure Schedules.

         10.5. Seller Required Consents and Approvals. All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority (including any clearance that may be required under the HSR Act) necessary to permit the Buyer and the Seller Parties to perform

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

their obligations under this Agreement, to enable the Buyer to operate the Business as it was operated on the date hereof by the Seller and to consummate the Transactions (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to the Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have occurred.

         10.6 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the Buyer and the Seller of their obligations under this Agreement or to the consummation of the transaction contemplated hereby as are required under any Contract listed on Schedule 10.6 (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to have a Material Adverse Effect or otherwise result in a material diminution of the benefits of the Transactions to the Buyer.

         10.7 Consent of Sumitomo Corporation. Notwithstanding the foregoing, if prior to Closing, the Seller is unable to obtain the consent of Sumitomo Corporation ("Sumitomo") and Sumitronics Asia Holding Pte. Ltd. ("Sumitronics") with regard to the transfer to the Buyer of the Seller's equity interest in Electronic Commodity Exchange Asia Pte. Ltd. ("ECXA"), the failure to obtain consent shall not be a breach of SECTION 10.5 or 10.6 hereof, all written agreements existing as of the date hereof between the Seller and Sumitomo or Sumitronics and relating to ECXA shall be deemed an Excluded Asset and the principal amount of each of the Fixed Note and the Floating Note shall be reduced by an amount equal to one-half of the book value of the Seller's equity interest in ECXA as of November 30, 1999, and the $1.5 million letter of credit from BankBoston, N.A. (Singapore Branch) to fulfill the obligations of EXCA shall be deemed an Unassumed Liability as of the Closing Date. If thereafter within sixty (60) days thereafter such consent is obtained, all such agreements shall be included as Purchased Assets, the Fixed and Floating Notes shall be restored, and the letter of credit will become an Assumed Liability.

    11.  Indemnification.

         11.1.  By the Seller Parties.    From and after the Closing Date, the
Seller Parties, jointly and severally, shall indemnify and hold harmless each of VERT and the Buyer and (if any) their respective successors and assigns, and their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Buyer Party") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable "attorneys", "consultants" and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Buyer Party in connection therewith, including consequential and punitive damages) net of any insurance proceeds received by the Buyer (provided that the Buyer shall have no obligation to claim the right to coverage under any insurance policy to which the Buyer is not listed as an insured) (collectively, "Damages") that such Indemnified Buyer Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the representations, warranties, covenants or agreements of a Seller Party contained in this Agreement, (b) any Unassumed Liability, (c) any Liability arising out of employment-related claims relating to, or arising out of, the continued employment of employees by the Seller (i.e., those who have not accepted employment with the Buyer by the Closing
Date) and (d) any Liability of the Seller involving any Excluded Asset, and (e) any liability arising out of or related to the NECX 401(k) Savings Plan including, without limitation, the items disclosed in Disclosure Schedule 4.21(b).

         11.2. By VERT and the Buyer. From and after the Closing Date, VERT and the Buyer, jointly and severally, shall indemnify and hold harmless the Seller Parties and their respective successors and assigns, and (if any) their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Seller Party") from and against any Damages that such Indemnified Seller Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any of the respective representations, warranties, covenants or agreements of the Buyer contained in this Agreement.

          11.3. Procedure for Claims.

          (a) Any Person who desires to seek indemnification under any part of this SECTION 11 (each, an "Indemnified Party") shall give written notice in reasonable detail (a "Claim Notice") to each Party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") and the Escrow Agent prior to any applicable Expiration Date (as defined in SECTION 11.4). Such notice shall briefly explain the nature of the claim and the parties known to be invoked, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

          (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party pursuant to this SECTION 11, such Indemnitor shall pay to such Indemnified Party the amount to which such Indemnified Party shall be entitled within 15 Business Days after the day on which such Indemnitor became so obligated to the Indemnified Party. If the Indemnified Party shall be an Indemnified Buyer Party, it shall first seek payment of the Damages to which it is entitled under this SECTION 11 from the Escrow Funds, but only to the extent that Escrow Funds are then being held by the Escrow Agent and are not subject to other claims for indemnification; thereafter, if the amount of the Escrow Funds available for payment of Damages is less than the amount of Damages to which such Indemnified Buyer Party is entitled, such Indemnified Buyer Party shall seek indemnification directly from the Seller Parties. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate plus 5%.

          (c) Notwithstanding anything in this Section 11 to the contrary (subject only to the first sentence of SECTION 11.3(G)), if an Indemnified Buyer Party seeks indemnification for Damages arising out of a breach by the Seller of
SECTION 4.10, the Seller Parties shall be obligated to indemnify the Indemnified Buyer Party only after the Damages to the Indemnified Buyer Party exceed reserves for accounts receivable in an amount not to exceed $1,300,000.

          (d) The claims period for the Escrow Funds shall commence on the date hereof and shall continue for until the earlier to occur of (i) receipt by the Buyer of the audited consolidated financial statements of the Buyer for the period ending December 31, 2000 and (ii) March 31, 2000 (the "Claims Period"). Any Claim Notice shall be considered timely made for the purposes of this
SECTION 11 if given prior to the termination of the Claims Period and in accordance with the notice requirements of SECTION 15. Any Claim Response shall be considered timely made for the purposes of this SECTION 11 if given prior to the termination of the Response Period and in accordance with the notice requirements of SECTION 15.

          (e) If, during the Response Period, an Indemnified Party receives a Claim Response from the Indemnitor, then for a period of 45 days (the "Resolution Period") after the Indemnified Party's receipt of such Claim Response, the Indemnified Party and the Indemnitor shall endeavor to resolve any dispute arising therefrom. If such dispute is resolved by the parties during the Resolution Period, the amount that the parties have specified as the amount to be paid by the Indemnitor, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such Indemnitor. If the parties are unable agree upon a resolution to such dispute prior to the expiration of the Resolution Period (or any extension thereto to which the Indemnitor and Indemnified Party agree in writing), the issue shall be presented to the American Arbitration

Association in Philadelphia, Pennsylvania (the "AAA") for determination. The written determination of the AAA shall be binding upon the Parties.

          (f) If the Indemnified Party is an Indemnified Buyer Party and, pursuant to SECTION 11(B), such Indemnified Buyer Party is obligated to seek any portion of the funds to which such Indemnified Buyer Party is entitled from the Escrow Funds, then, within two Business Days from the date on which such Indemnified Buyer Party became entitled to such funds, the Indemnified Party and the Indemnitor shall provide joint written instructions to the Escrow Agent as to (i) the amount of funds, if any, to be dispersed from the Escrow Funds and
(ii) instructions as to the manner in which such funds shall be dispersed by the Escrow Agent.

          (g) Notwithstanding any other provision of this SECTION 11, except as provided below in this SECTION 11.3(G), the Indemnified Buyer on the one hand, and the Indemnified Seller Parties on the other hand, shall be entitled to indemnification hereunder with respect to the breach of a representation or warranty by the Seller Parties or by the Buyer, respectively, only when the aggregate of all Damages to such Indemnified Parties from all such breach of representations or warranties exceeds $500,000 (the "Deductible Amount") and then only to the extent of such excess amount. The foregoing limitation with respect to the Deductible Amount shall not apply, however, to (a) any breach of the Seller Parties' representations or warranties under SECTIONS 4.1, 4.2, 4.6 (other than the third sentence of SECTION 4.6) or 4.13 and (b) a breach of any representations or warranties of a Party to this Agreement that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof. In addition, in the case of the Claim that may be made based on a breach of a representation or warranty as well as on any other item described in clauses (a) through (f) of the first sentence of SECTION 11.1, such limitations regarding the Deductible Amount shall not apply to the extent that such Claim is not based solely on an asserted breach of a representation or warranty. Notwithstanding the foregoing, the maximum limitation for claims arising out of or related to any matters set forth in clause (a) shall be $25,000,000.

     11.4  Claims Period.    Any claim for indemnification under this SECTION 11
shall be made by giving a Claim Notice under SECTION 11.3 on or before the applicable "Expiration Date" specified below in this SECTION 11.4, or the claim under this SECTION 11 shall be invalid. The following claims shall have the following respective "Expiration Dates": (a) the earlier to occur of (i) the receipt by the Buyer of the audited consolidated financial statements of the Buyer for the period ended December 31, 2000 and (ii) March 31, 2001 -- any claims that are not specified in any of the succeeding clauses; (b) the date on which the applicable statute of limitations expires -- any claim for Damages related to (i) a breach of any representations or warranties of a Party to this Agreement that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof, (ii) a breach of SECTION 4.13, or (iii) any Liability under Section 11.1(e) of this Agreement (except for those claims or losses not subject to a statute of limitations including, without limitation, claims or losses incurred in connection with corrections under a correction program established by the Internal Revenue Service, the Department of Labor, or similar governmental entity for retirement plans) and (c) in perpetuity - (i) any Unassumed Liability or (ii) those claims or losses relating to any Liability under Section 11.1(e) not subject to a statute of limitations including, without limitation, claims or losses incurred in connection with corrections under a correction program established by the Internal Revenue Service, the Department of Labor, or similar governmental entity for retirement plans. If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

     11.5.  Third Party Claims.    An Indemnified Party that desires to seek
indemnification under any part of this SECTION 11 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this SECTION 11.5 shall not bar an Indemnified Party's right to claim indemnification under this SECTION 11, except to the extent that an Indemnitor shall have been harmed by such failure.

     11.6. Effect of Investigation or Knowledge. Any claim by the Buyer for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Buyer, nor shall such a claim be adversely affected by the Buyer's knowledge on or before the Closing Date of any breach of the type specified in the first sentence of SECTION 11.1 or of any state of facts that may give rise to such a breach. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

     11.7.  Indemnification Remedy.    Except for (a) claims of fraud, (b) any
injunctive relief to which a Party may be entitled, and (iii) the right to collect a judgment after it is rendered, the indemnification remedies provided by this Section 11 shall constitute the exclusive remedies of the Parties after Closing for any claim in connection with breaches of representations and warranties hereunder. Notwithstanding anything herein to the contrary, VERT and the Buyer hereby agree and acknowledge that they have no recourse to the assets of NECX Direct, LLC, an indirect subsidiary of the Parent Company.

12.  Termination.

     12.1  Grounds for Termination.    The Parties may terminate this Agreement
at any time before the Effective Time as provided below:

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          (a) by mutual written consent of each of the Seller Parties and the
Buyer;

          (b) by any Party, if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this SECTION 12.1(B) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

          (c) by any Party, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

          (d) by the Buyer, if a Seller Party shall have breached any of its covenants hereunder in any material respect or if the representations and warranties of the Seller Parties contained in this Agreement or in any certificate or other writing delivered by a Seller Party pursuant hereto shall not be true and correct in any material respect, and, if such breach is subject to cure, the Seller Parties, have not cured such breach within 10 Business Days of the Buyer's notice of an intent to terminate; or

          (e) by a Seller Party, if the Buyer shall have breached any of its covenants hereunder or if the representations and warranties of the Buyer contained in this Agreement or in any certificate or other writing delivered by the Buyer pursuant hereto shall not be true and correct in any material respect, and, if such breach is subject to cure, the Buyer has not cured such breach within 10 Business Days of notice of an intent to terminate.

     12.2.  Effect of Termination.    If this Agreement is terminated pursuant
to SECTION 12.1, any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.

13.  General Matters.

     13.1 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

     13.2. Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit

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of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in SECTION
11. No Party shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

     13.3.  Further Assurances.    At and after the Closing, the Parties shall
execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

     13.4.  Interpretation.   Unless the context of this Agreement clearly
requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to any gender include all genders (c) or has the inclusive meaning frequently identified with the phrase and/or, (d) including has the inclusive meaning frequently identified with the phrase but not limited to, (e) references to hereunder or herein relate to this Agreement and (f) all currencies refer to United States dollars. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

     13.5.  Counterparts.    This Agreement may be executed in two or more
counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     13.6.  Disclosure Schedules.    Any items listed or described on the
Disclosure Schedules shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates (which, in each case, shall constitute the only valid disclosure with respect to such Section(s)).

14. Remedies. Prior to the Closing, the Parties hereto may pursue whatever legal remedies may be available under applicable law or in equity or otherwise, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by Section 11; provided that SECTION 11 shall be the sole and exclusive remedy for a breach of a representation and warranty contained herein.

15.  Notices.

     All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message or Federal Express or other nationally recognized overnight delivery service. Any notices shall be deemed given upon

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the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by notice to the other
Parties:

     If to Seller Parties:

          4 Technology Drive
          Peabody, MA 01960
          Attn:  Henry J. Bertolon, Jr.
          FAX:

          with a required copy to:

               Hutchins, Wheeler & Dittmar
               101 Federal Street
               Boston, MA 02110
               Attn:  James R. Westra, Esq.
               FAX:  617-951-1295

     If to VERT or the Buyer:

          VerticalNet, Inc.
          700 Dresher Road
          Horsham, PA 19044
          Attn:  Gene S. Godick
          FAX:  215-784-1962

          with a required copy to:

               Morgan, Lewis & Bockius LLP
               1701 Market Street
               Philadelphia, PA  19103-6993
               Attn:  James W. McKenzie, Jr., Esq.
               FAX:  215-963-5299

16.  Governing Law.

     This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its provisions concerning choice of laws or choice of forum. The Parties hereby irrevocably submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in the Commonwealth of Pennsylvania and agree and consent that

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

services of process may be made upon it in any legal proceedings relating hereto by any means allowed under state or federal law.

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.


                         NECX EXCHANGE TRUST


                         By:______________________________
                         Name:  Henry J. Bertolon, Jr.
                         Title: Trustee


                         NECX EXCHANGE, LLC


                         By:______________________________
                         Name:  Lauriston B. Marshall
                         Title: President


                         NEW ENGLAND CIRCUIT SALES, INC.


                         By:______________________________
                         Name:  Lauriston B. Marshall
                         Title: President



                         _________________________________
                         HENRY J. BERTOLON, JR.

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

                         VERTICALNET, INC.


                         By:______________________________
                         Name:  Gene S. Godick
                         Title: Vice President and Chief Financial Officer


                         NECX ACQUISITION LLC


                         By:______________________________
                         Name:  Gene S. Godick
                         Title: Vice President

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